                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):

                                  JUNE 3, 1998


                              LAFARGE CORPORATION
             (Exact name of registrant as specified in its charter)


Maryland                            0-11936                      58-1290226
(State or other                   (Commission                   (IRS Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)


         11130 Sunrise Valley Drive, Suite 300, Reston, Virginia 20191
            (Address of principal executive offices)        (Zip Code)


              Registrant's telephone number, including area code:

                                 (703) 264-3600

Item 2. Acquisition or Disposition of Assets

     On June 3, 1998, Lafarge Corporation, a Maryland corporation (the Registrant or the Company), acquired from its majority shareholder, Lafarge S.A., a French corporation, certain construction materials operations in North America formerly owned by Redland Aggregates North America and operated by Western Mobile Inc., Redland Genstar Inc. and Redland Quarries Inc. (the Acquisition). The U.S. operations were acquired pursuant to a Stock Purchase Agreement dated June 3, 1998, among the Registrant, Lafarge S.A. and Redland International Limited, providing for the acquisition of the stock of Redland, Inc. for a purchase price of approximately $650 million. The Canadian operations were acquired pursuant to an Acquisition Agreement dated June 3, 1998 among Lafarge Canada Inc., a Canadian corporation and wholly-owned subsidiary of the Registrant, Lafarge S.A. and Redland Quarries Inc. providing for the purchase of certain assets for approximately $40 million.

     The acquired operations include 64 aggregates operations, 34 ready-mixed concrete plants and 29 asphalt plants located in Colorado, New Mexico, New York, Maryland, Wyoming, the District of Columbia and Ontario. Lafarge S.A. acquired control of these operations in December 1997 when it acquired the worldwide operations of the British construction materials firm, Redland PLC. The acquired businesses will operate under the Registrant's name.

     As previously reported in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, the Acquisition was approved on March 16, 1998, by the Board of Directors of the Registrant based upon the recommendation of a special committee of independent directors appointed to evaluate the Acquisition. The price was negotiated on an arms-length basis and an investment banking firm advised the special committee regarding the fairness of the price and the terms of the Acquisition.

     The Registrant intends to finance the U.S. portion of the Acquisition through the issuance of long-term debt expected to be completed in the third quarter. Until such time, interim financing has been obtained through a short-term loan from Lafarge S.A., which accrues interest at the London Interbank Offered Rate plus 30 basis points, has a maturity date of December 31, 1998 and may be prepaid at any time without penalty. The purchase price for the Canadian portion of the Acquisition was paid by Lafarge Canada Inc. from available cash.

Item 7.  Financial Statements and Exhibits.

         (a) Financial Statements of Businesses Acquired and Supplemental Financial Statements.

                                                                                          Page
                                                                                          ----
         REDLAND BUSINESSES TO BE ACQUIRED BY LAFARGE CORPORATION

         Audited financial statements of Redland Businesses to be Acquired as of
         December 31, 1997.                                                               F-1

         Unaudited financial statements of Redland Businesses to be Acquired as
         of March 31, 1998.                                                               F-21

         LAFARGE CORPORATION SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

         Audited Supplemental Consolidated Financial Statements for the year
         ended December 31, 1997.                                                         F-28

         Unaudited Supplemental Condensed Consolidated Financial Statements as
         of March 31, 1998.                                                               F-83

         (b)  Pro Forma Financial Information.

         Unaudited pro forma condensed consolidated financial data reflecting
         the Acquisition                                                                  F-98

         o    Unaudited pro forma condensed consolidated income statement for the year ended December 31, 1997 and for the three months ended
              March 31, 1998 with accompanying notes.                                     F-101
         o    Unaudited pro forma condensed consolidated balance sheet at March
              31, 1998 with accompanying notes.                                           F-103

         (c)  Exhibits.

         Exhibit 2.1 -  Stock Purchase Agreement dated June 3, 1998 among
                        Redland International Limited, Lafarge Corporation and
                        Lafarge S.A.

         Exhibit 2.2 -  Acquisition Agreement dated June 3, 1998 among
                        Redland Quarries Inc., 3489264 Canada Inc., 3489949
                        Canada Inc., Lafarge Canada Inc. and Lafarge S.A.

         Exhibit 23.1 - Consent of Arthur Andersen LLP, independent public accountants

         Exhibit 27   - Supplemental Financial Data Schedule
                        (a) December 31, 1997
                        (b) March 31, 1998


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: June 18, 1998                LAFARGE CORPORATION


                                   By: /s/ Larry J. Waisanen
                                      ----------------------------------------
                                      Larry J. Waisanen, Executive Vice
                                      President and Chief Financial Officer

                        AUDITED FINANCIAL STATEMENTS OF
                      REDLAND BUSINESSES TO BE ACQUIRED AS
                              OF DECEMBER 31, 1997

                    AUDITED FINANCIAL STATEMENTS OF REDLAND
                        BUSINESSES TO BE ACQUIRED AS OF
                               DECEMBER, 31, 1997


The following financial information is included on the pages indicated:


                                                          Page
                                                          ----

Report of Independent Public Accountants                   F-3

Combined Balance Sheet                                     F-4

Combined Statement of Income                               F-5

Combined Statement of Shareholder's Equity                 F-6

Combined Statements of Cash Flows                          F-7

Notes to Combined Financial Statements                     F-8

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Redland Inc.:

We have audited the accompanying combined balance sheet of the Redland Businesses to be Acquired (see Note 1) as of December 31, 1997, and the related combined statements of income, shareholder's equity and cash flows for the year then ended. These combined financial statements are the responsibility of management of the businesses. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Redland Businesses to be Acquired as of December 31, 1997, and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.




                                                           ARTHUR ANDERSEN LLP



Washington, D.C.
April, 15, 1998 (except with respect
to the matter discussed in the Note
entitled "Subsequent Event" as to
which the date is June 3, 1998)

                        REDLAND BUSINESSES TO BE ACQUIRED

                             COMBINED BALANCE SHEET
                              AT DECEMBER 31, 1997


(IN THOUSANDS)


Assets
Cash and cash equivalents                                               $    11,130
Receivables, net                                                             72,719
Inventories                                                                  24,602
Deferred tax asset                                                           16,409
Other current assets                                                          8,261
                                                                        -----------
     Total current assets                                                   133,121

Property, plant and equipment, net                                          415,864
Excess of cost over net tangible assets of businesses acquired, net          75,422
Other assets                                                                 13,738
                                                                        -----------
     Total Assets                                                       $   638,145
                                                                        ===========


Liabilities and Shareholder's Equity
Short-term borrowings and current portion of long-term debt
    to related parties                                                  $   110,563
Accounts payable and accrued liabilities                                     88,838
Income taxes payable                                                            930
                                                                        -----------
     Total current liabilities                                              200,331

Long-term debt to related parties                                            99,114
Long-term debt to third parties                                               2,906
Other long-term liabilities                                                  96,867
                                                                        -----------
     Total liabilities                                                      399,218
                                                                        -----------

Commitments and contingencies

Common shares                                                                     5
Additional paid-in capital                                                  170,239
Retained earnings                                                            78,109
Foreign currency translation adjustments                                     (9,426)
                                                                        -----------

     Total shareholder's equity                                             238,927
                                                                        -----------
     Total Liabilities and Shareholder's Equity                         $   638,145
                                                                        ===========


See Notes to Combined Financial Statements

                        REDLAND BUSINESSES TO BE ACQUIRED

                          COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997


(IN THOUSANDS)


Net sales                                                             $ 517,056
                                                                      ---------

Costs and expenses

   Cost of goods sold                                                   406,310

   Selling and administrative                                            51,632

   Interest expense                                                      16,936

   Amortization of intangibles                                            7,177

   Other (income) expense, net                                           (5,200)
                                                                      ---------

Total costs and expenses                                                476,855
                                                                      ---------

Pre-tax income                                                           40,201

Income taxes                                                             16,473
                                                                      ---------

Net income                                                            $  23,728
                                                                      =========


See Notes to Combined Financial Statements

                        REDLAND BUSINESSES TO BE ACQUIRED

                   COMBINED STATEMENT OF SHAREHOLDER'S EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1997


(IN THOUSANDS)


Common Equity Interests
   Common Shares
Balance at January 1 and December 31                                $         5
                                                                    -----------

Additional Paid-In Capital
Balance at January 1 and December 31                                $   170,239
                                                                    -----------

Retained Earnings
   Balance at January 1                                             $    54,381
   Net Income                                                            23,728
                                                                    -----------
Balance at December 31                                              $    78,109
                                                                    -----------

Foreign Currency Translation Adjustments
   Balance at January 1                                             $    (6,558)
   Translation adjustments                                               (2,868)
                                                                    -----------
Balance at December 31                                              $    (9,426)
                                                                    -----------
Total Shareholder's Equity                                          $   238,927
                                                                    ===========

See Notes to Combined Financial Statements

                        REDLAND BUSINESSES TO BE ACQUIRED
                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

(IN THOUSANDS)

Cash Flows From Operations
   Net income                                                         $    23,728
   Adjustments to reconcile net income to net cash provided by operations -
      Depreciation, depletion, and amortization                            36,884
      Provision for bad debts                                               2,141
      Deferred income taxes                                                 6,068
      Gain on sale of assets                                               (7,123)
      Other post-retirement benefits                                         (232)
      Other noncash charges and credits, net                                2,748
      Net change in operating working capital (see below)*                (15,891)
                                                                      -----------
Net Cash Provided by Operations                                            48,323
                                                                      -----------

Cash Flows From Investing
   Capital expenditures                                                   (28,829)
   Acquisitions                                                           (16,940)
   Proceeds from property, plant and equipment dispositions                 7,123
   Other                                                                    1,668
                                                                      -----------
Net Cash Used for Investing                                               (36,978)
                                                                      -----------

Cash Flows From Financing
   Repayment of long-term debt                                             (8,337)
                                                                      -----------
Net Cash Consumed by Financing                                             (8,337)
                                                                      -----------
Effect of exchange rate changes                                              (220)
                                                                      -----------

Net Increase in Cash and Cash Equivalents                                   2,788

Cash and Cash Equivalents at Beginning of Year                              8,342

                                                                      ===========
Cash and Cash Equivalents at End of Year                              $    11,130
                                                                      ===========

*Analysis of Changes in Working Capital Items
   Receivables, net                                                   $     5,351
   Inventories                                                              6,771
   Other current assets                                                    (3,177)
   Accounts payable and accrued liabilities                                (9,404)
   Income taxes payable                                                   (15,432)
                                                                      ===========
Net Change in Operating Working Capital                               $   (15,891)
                                                                      ===========

See Notes to Combined Financial Statements

                        REDLAND BUSINESSES TO BE ACQUIRED


NOTES TO COMBINED FINANCIAL STATEMENTS

The Redland Businesses to be Acquired consist of the businesses of Western Mobile, Inc., Redland Genstar, Inc., and the aggregate operations of Redland Quarries, Inc. (collectively, "Redland") which are indirect wholly owned subsidiaries of Redland PLC. Redland is engaged in the production and sale of aggregates, ready-mixed concrete and asphalt and performs paving and related contracting services. Redland operates primarily in the U.S. and owns two quarry operations in Canada. The primary U.S. markets are in the western states of Colorado and New Mexico and the northeast (Maryland and New York).

In December 1997, Lafarge S.A., the majority shareholder of Lafarge Corporation, acquired Redland as part of obtaining the majority ownership of Redland PLC. On March 17, 1998, Lafarge Corporation announced that it would purchase Redland from Lafarge S.A. The financial statements presented herein reflect the businesses being acquired by Lafarge Corporation. As Lafarge S.A. had not acquired 95% or more of the common stock of Redland PLC by December 31, 1997, these Redland financial statements do not reflect a push down of purchase accounting adjustments recorded by Lafarge S.A.


ACCOUNTING AND FINANCIAL REPORTING POLICIES

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Principles of Combination

The combined financial statements include the accounts of Redland, after the elimination of intercompany transactions and balances. Investments in affiliates in which Redland has less than a majority ownership are accounted for by the equity method.

Foreign Currency Translation

The assets and liabilities of the Canadian aggregate operations of Redland Quarries, Inc. are translated at the exchange rate prevailing at the balance sheet date. Revenue and expense accounts for this subsidiary are translated using the average exchange rate during the period. Foreign currency translation adjustments are disclosed as a separate item in shareholder's equity.

Revenue Recognition

Revenue from the sale of aggregates, asphalt and concrete products is recorded when the products are shipped. Revenue from road construction contracts is recognized on the basis of units of work completed, while revenue from other indivisible lump sum contracts is recognized by the percentage-of-completion method.

Cash and Cash Equivalents

Redland considers liquid investments purchased with an original maturity of three months or less to be cash equivalents. Because of the short maturity, their carrying amounts approximate fair value.

Inventories

Inventories are valued at lower of average cost or market.

Property, Plant and Equipment

Depreciation of property, plant and equipment is computed for financial reporting purposes by the straight-line method over the estimated useful lives of the assets. These lives range from three years on light mobile equipment to 40 years on certain buildings. Land and mineral deposits include depletable raw material reserves on which depletion is recorded by the units-of-production method.

Excess of Cost Over Net Tangible Assets of Businesses Acquired

The excess of cost over fair value of net tangible assets of businesses acquired (goodwill) is amortized by the straight-line method over periods ranging from 25 to 40 years. Redland continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. In evaluating impairment, Redland estimates the sum of the expected future cash flows, undiscounted and without interest charges, derived from such goodwill over its remaining life. Redland believes that no impairment exists at December 31, 1997. The amortization recorded for 1997 was $7.2 million. Accumulated amortization at December 31, 1997 was $67.7 million.

Other Postretirement Benefits

Redland accrues the expected cost of retiree health care and life insurance benefits and charges it to expense during the years that the employees render service.

In addition, Redland accrues for benefits provided to former or inactive employees after employment but before retirement when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid.

Income Taxes

Deferred income taxes are determined by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109).

Environmental Remediation Liabilities

When Redland determines that it is probable that a liability for environmental matters has been incurred, an undiscounted estimate of the required remediation costs is recorded as a liability in the financial statements, without offset of potential insurance recoveries. Costs that extend the life, increase the capacity or improve the safety or efficiency of Redland owned assets or are incurred to mitigate or prevent future environmental contamination may be capitalized. All other environmental costs are expensed when incurred.

Accounting Pronouncements Not Yet Effective

In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 requires that an enterprise display comprehensive income, which for Redland is the total of net income and the current year foreign currency translation adjustment, in its financial statements. SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Application of these new standards is required in financial statements for fiscal years beginning after December 15, 1997.


RECEIVABLES

Receivables consist of the following (in thousands):

                                                                    December 31,
                                                                       1997
                                                                   ------------
Trade and notes receivable                                         $     72,390
Retainage on long-term contracts                                          7,628
Allowances                                                               (7,299)
                                                                   ============
Total receivables, net                                             $     72,719
                                                                   ============

INVENTORIES

Inventories consist of the following (in thousands):

                                                                    December 31,
                                                                       1997
                                                                    ------------
Finished products                                                   $     19,808
Raw materials and fuel                                                     4,794
                                                                    ============
Total inventories                                                   $     24,602
                                                                    ============

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands):

                                                                    December 31,
                                                                       1997
                                                                   ------------
Land and mineral deposits                                          $    264,504
Buildings, machinery and equipment                                      367,520
                                                                   ------------
Property, plant and equipment, at cost                                  632,024
Less accumulated depreciation and depletion                            (216,160)
                                                                   ------------
Total property, plant and equipment, net                           $    415,864
                                                                   ============

OTHER ASSETS

Other assets consist of the following (in thousands):

                                                                     December 31,
                                                                        1997
                                                                    ------------
Property held for sale                                              $      3,448
Investments in unconsolidated companies                                    2,531
Other                                                                      7,759
                                                                    ------------
Total other assets                                                  $     13,738
                                                                    ============

Property held for sale represents certain land that is carried at the lower of cost or estimated net realizable value.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following (in thousands):

                                                                     December 31,
                                                                        1997
                                                                    ------------
Trade accounts payable                                              $     42,197
Accrued payroll expense                                                   11,672
Bank overdrafts                                                            1,109
Other accrued expenses                                                    33,860
                                                                    ------------
Total accounts payable and accrued liabilities                      $     88,838
                                                                    ============

DEBT

Debt consists of the following (in thousands):

                                                                                   December 31,
                                                                                      1997
                                                                                   -----------
5.75% sweep account with an affiliate of Redland PLC, a related party              $    79,677

8.25% promissory note payable to an affiliate of Redland PLC, a related party;
interest payable semi-annually; principal payments of $20,000 on December 31,
1999 and $25,000 on December 31, 2000 and 2001                                          70,000

5.75% unsecured note with an affiliate of Redland PLC, a related party;
principal payments due equally on January 1, 1998 and 1999                              60,000

Other                                                                                    2,906
                                                                                   -----------

Subtotal                                                                           $   212,583

Less:  short-term borrowings and current portion of long-term debt                    (110,563)

                                                                                   -----------
Total long-term debt                                                               $   102,020
                                                                                   ===========

The fair value of debt at December 31, 1997 approximates the carrying value included in the Combined Balance Sheet. The annual principal payment requirements on debt, for each of the five years in the period ending December 31, 2002 are as follows (in thousands):

          1998                             $ 110,563
          1999                               101,057
          2000                                   389
          2001                                   101
          2002                                   115
          Thereafter                             358
                                           ---------
                                           $ 212,583
                                           =========

OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of the following (in thousands):

                                                                    December 31,
                                                                        1997
                                                                    ------------
Deferred income taxes                                               $     45,658
Accrued postretirement benefits                                           24,531
Accrued pension liability                                                  7,956
Other                                                                     18,722
                                                                    ------------

Total other long-term liabilities                                   $     96,867
                                                                    ============

INCOME TAXES

Pre-tax income is summarized by country in the following table (in thousands):

                                                                    Year Ended
                                                                    December 31,
                                                                        1997
                                                                    ------------
United States                                                       $     35,915
Canada                                                                     4,286
                                                                    ------------
Pre-tax income                                                      $     40,201
                                                                    ============

Income taxes of Redland PLC are allocated to the Redland Businesses to be Acquired assuming these businesses were separate taxpayers.

The provision for income taxes includes the following components (in thousands):

                                                                     Year Ended
                                                                    December 31,
                                                                       1997
                                                                   ------------
Current
   United States                                                   $      8,841
   Canada                                                                 1,564
                                                                   ------------
Total current                                                            10,405
                                                                   ------------

Deferred
   United States                                                          6,232
   Canada                                                                  (164)
                                                                   ------------
Total deferred                                                            6,068
                                                                   ------------

Total income taxes                                                 $     16,473
                                                                   ============

A reconciliation of taxes at the U.S. federal income tax rate to Redland's actual income taxes is as follows (in thousands):

                                                                        Year Ended
                                                                        December 31,
                                                                           1997
                                                                       ------------
Taxes at the U.S. federal income tax rate                              $     14,070
U.S./Canadian tax rate differential                                             125
Canadian tax incentives                                                        (291)
State and Canadian provincial income taxes, net of federal benefit
                                                                              1,325
Other items                                                                   1,244
                                                                       ------------
Provision for income taxes                                             $     16,473
                                                                       ============

Deferred income taxes reflect the tax consequences of "temporary differences" between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax law. These temporary differences are determined in accordance with SFAS No. 109.

Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows (in thousands):

                                                                   December 31,
                                                                       1997
                                                                   ------------
Deferred tax assets:
   Reserves and other liabilities                                  $     30,510
   Other postretirement benefits                                          9,661
   Tax loss carryforwards                                                 3,572
   Tax credit carryforwards                                                  69
                                                                   ------------
Gross deferred tax assets                                                43,812
Valuation allowance                                                      (1,229)
                                                                   ------------
Net deferred tax assets                                                  42,583
                                                                   ------------
Deferred tax liabilities:
   Property, plant and equipment                                         71,156
   Prepaid pension asset                                                    250
   Other                                                                    426
                                                                   ------------
Gross deferred tax liabilities                                           71,832
                                                                   ------------
Net deferred tax liability                                               29,249
Net deferred tax asset--current                                          16,409
                                                                   ------------
Net deferred tax liability--noncurrent                             $     45,658
                                                                   ============

A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not under the rules of SFAS No. 109, will be realized.

At December 31, 1997, Redland had federal net operating loss carryforwards of approximately $5.9 million and state net operating loss carryforwards of approximately $28.9 million. The net operating loss carryforwards are limited to use in varying annual amounts through 2012.

SEGMENT INFORMATION

Redland's single business segment includes the manufacture and sale of aggregates, ready-mixed concrete and asphalt and performs paving and related contracting services. In addition, Redland is engaged in road building and other construction that use many of its own products.

Sales between the United States and Canada are accounted for at fair market value. Income from operations equals net sales plus other income less cost of goods sold, and selling and administrative expenses. It excludes interest expense, interest income and income taxes. Financial information by country is as follows (in thousands):

                                                                     Year Ended
                                                                    December 31,
                                                                        1997
                                                                    ------------
Net Sales
   United States                                                    $    499,317
   Canada                                                                 17,739
                                                                    ------------
Total net sales                                                     $    517,056
                                                                    ============

Income from operations
   United States                                                    $     52,851
   Canada                                                                  4,286
                                                                    ------------
Total income from operations                                        $     57,137
                                                                    ============

Identifiable assets
   United States                                                    $    568,157
   Canada                                                                 69,988
                                                                    ------------
Total identifiable assets                                           $    638,145
                                                                    ============

SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid during the year for interest and income taxes is as follows (in thousands):

                                                                     Year Ended
                                                                    December 31,
                                                                        1997
                                                                    ------------
Interest                                                            $     18,848
Income taxes
   (net of refunds)                                                 $      9,130
                                                                    ============

CAPITALIZATION OF REDLAND BUSINESSES

The following table summarizes the components of shareholder's equity in 1997 for each of the Redland Businesses to be Acquired.

                                 (IN THOUSANDS)

                                                      Western        Quarries -        Quarries -
                                   Genstar            Mobile             NY             Canada             Total
                                 ------------      ------------     ------------     ------------      ------------
Common Shares                    $          3      $          2               --               --      $          5
Additional Paid-In Capital       $    106,907      $     63,332               --               --      $    170,239
Retained Earnings                $    (50,761)     $     45,762     $      8,222     $     74,886      $     78,109
Foreign Currency Translation
   Adjustment                              --                --               --     $     (9,426)     $     (9,426)

PENSION PLANS

Redland has several defined benefit and defined contribution retirement plans covering substantially all employees. Benefits paid under the defined benefit plans are generally based on either years of service and the employee's compensation over the last few years of employment or years of service multiplied by a contractual amount. Redland's funding policy is to contribute amounts that are deductible for income tax purposes.

The following table summarizes the combined funded status of Redland's defined benefit retirement plans and provides a reconciliation to the combined prepaid pension asset and accrued pension liability recorded on Redland's Combined Balance Sheet at December 31, 1997. The assumed settlement interest rates ranged from 6.75 to 7.50 percent for Redland's U.S. plans and 6.75 percent for the Canadian plans. The assumed rates of increase in future compensation levels used in determining the actuarial present values of the projected benefit obligations ranged from 4.0 to 4.5 percent per year, compounded annually for Redland's U.S. plans and 4.25 percent for the Canadian plans. The expected long-term rate of investment return on pension assets, which includes listed stocks and fixed income securities, for each country was 8.5 percent for each year presented.

                                                                                   December 31, 1997
                                                                                    (in thousands)
                                                                             ------------------------------
                                                                            Assets Exceed       Accumulated
                                                                             Accumulated       Benefits Exceed
                                                                               Benefits           Assets
                                                                             ------------      ------------
Actuarial present value of:
   Vested benefit obligations                                                $     59,435      $      7,843
   Accumulated benefit obligations                                                 63,079             8,231
                                                                             ============      ============
   Projected benefit obligation for service rendered to date                       72,017             9,025
Market value of plan assets                                                        74,410             5,391
                                                                             ------------      ------------
Plan assets in excess of (less than) projected benefit obligations                  2,393            (3,634)

Unrecognized net (gain) loss due to past experience different from prior
   assumptions made                                                                (7,959)            1,332
Unrecognized prior service costs                                                      680               508
Unrecognized net assets at transition to SFAS No. 87                                  (37)               --
Additional minimum pension liability                                                   --            (1,239)
                                                                             ============      ============
   Accrued pension liability                                                 $     (4,923)     $     (3,033)
                                                                             ============      ============

Net retirement cost for the year includes the following components (in thousands):

                                                                    Year Ended
                                                                    December 31,
                                                                        1997
                                                                   ------------
Service cost of benefits earned during the period                  $      2,839
Interest cost on projected benefit obligation                             5,097
Actual gain on plan assets                                              (12,433)
Net amortization and deferral                                             6,880
                                                                   ------------
Total defined benefit plans cost                                          2,383
Defined contribution plans cost                                             537
                                                                   ------------

Net retirement cost                                                $      2,920
                                                                   ============


Certain employees are also covered under multi-employer pension plans administered by unions. Amounts included in the preceding table as defined benefit plans retirement cost include contributions to such plans of $1.2 million for 1997. The data available from administrators of the multi-employer plans are not sufficient to determine the accumulated benefit obligation nor the net assets attributable to the multi-employer plans in which Redland employees participate.

The defined contribution plans' costs in the preceding table relate to thrift savings plans for eligible U.S. and Canadian employees. Under the provisions of these plans, Redland matches a portion of each participant's contribution.

OTHER POSTRETIREMENT BENEFITS

Redland provides certain retiree health and life insurance benefits to eligible employees who retire in the U.S. or Canada. Salaried participants generally become eligible for retiree health care benefits when they retire from active service at age 55 or later, although there are some variances by plan or unit in Canada and the U.S. benefits, eligibility and cost-sharing provisions for hourly employees vary by location and/or bargaining unit. Generally, the health plans pay a stated percentage of most medical/dental expenses reduced for any deductible, copayment and payments made by government programs and other group coverage. These plans are unfunded. An eligible retiree's health care benefit coverage is coordinated in Canada with Provincial Health and Insurance Plans and in the U.S., after attaining age 65, with Medicare. Certain retired employees of businesses acquired by Redland are covered under other care plans that differ from current plans in coverage, deductibles and retiree contributions.

In the U.S., salaried retirees and dependents under age 65 have a $1,000,000 health care lifetime maximum benefit. At age 65 or over, the maximum is $50,000. Lifetime maximums for hourly retirees are governed by the location and/or bargaining agreement in effect at the time of retirement. In Canada, some units have maximums, but in most cases there are no lifetime maximums. In some units in Canada, spouses of retirees have lifetime medical coverage.

In Canada, both salaried and nonsalaried employees are generally eligible for life insurance benefits. In the U.S., life insurance is provided for a number of hourly retirees as stipulated in their hourly bargained agreements but not for salaried retirees except those of certain acquired companies.

The following table sets forth the plans' combined status reconciled with the accrued postretirement benefit cost included in Redland's Combined Balance Sheet (in thousands):

                                                                      December 31,
                                                                         1997
                                                                     ------------
Accumulated postretirement benefit obligation
   Retirees                                                          $     12,737
   Fully eligible active participants                                       3,676
   Other active participants                                                4,759
                                                                     ------------

Total accumulated postretirement benefit obligation                        21,172
Unrecognized net gain                                                       1,884
Unrecognized prior service cost                                             1,475
                                                                     ------------

Accrued postretirement benefit cost                                  $     24,531
                                                                     ============

Net periodic postretirement benefit cost includes the following components (in thousands):

                                                                    Year Ended
                                                                    December 31,
                                                                      1997
                                                                   ------------
Service cost of benefits earned during the period                  $        263
Interest cost on accumulated postretirement benefit obligation            1,258
Net amortization                                                           (736)
                                                                   ------------
Net periodic postretirement benefit cost                           $        785
                                                                   ============

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation differs between U.S. and Canadian plans. For pre-65 retirees in the U.S., the assumed rate ranged from 7.0 to 9.1 percent, decreasing to 5.5 percent over 9 years. For pre-65 retirees in Canada, the assumed rate was 9.1 percent, decreasing to 5.5 percent over 9 years. For post-65 retirees in the U.S., the assumed rate ranged from 7.0 to 7.3 percent over 9 years, decreasing to 5.5 percent over 9 years with a Medicare assumed rate for the same group of 6.8 percent, decreasing to 5.5 percent over 9 years. For post-65 retirees in Canada, the assumed rate was 8.8 percent, decreasing to
5.5 percent over 9 years. If health care cost trend rate assumptions were increased by one percent, the accumulated postretirement benefit obligation as of December 31, 1997 would be increased by 7.4 to 21.1 percent for U.S. plans and 0.5 percent for Canadian plans. The effect of this change on the net periodic postretirement benefit cost for 1997 would be an increase of 9.0 to
23.8 percent for U.S. plans and 12.3 percent for Canadian plans.

For 1997, the weighted average discount rates used to determine the accumulated postretirement benefit obligations ranged from 7.0 to 7.5 percent for U.S. plans and was 6.75 percent for Canadian plans, respectively.

COMMITMENTS AND CONTINGENCIES

Redland leases office space and certain equipment which extend through 2016. Total lease expense for 1997 was $2,857,000. Future minimum annual lease commitments for all noncancelable leases are as follows (in thousands):

                        1998                                       $    4,576
                        1999                                            3,717
                        2000                                            3,296
                        2001                                            2,725
                        2002                                            3,854
                        Thereafter                                     18,022
                                                                    ---------
                           Total                                    $  36,190
                                                                    =========

Redland self insures for workers' compensation, automobile and general liability claims up to a maximum per claim. The undiscounted estimated liability is accrued based on a determination by an outside actuary. This determination is impacted by assumptions made and actual experience.

Redland has been notified by the EPA that it is one of several potentially responsible parties for clean-up costs at waste disposal sites. The ultimate costs related to such matters and Redland's degree of responsibility in some of these matters is not presently determinable.

When Redland determines that it is probable that a liability for environmental matters or other legal actions has been incurred, an estimate of the required remediation or other costs is recorded as a liability in the combined financial statements. Management has concluded that the possibility of material liability in excess of the amounts reported on the balance sheet is remote.

In addition, Redland is involved in certain other legal actions and claims. It is the opinion of management that all legal and environmental matters will be resolved without material effect on Redland's combined financial statements.

ACQUISITIONS

On August 8, 1997, Redland acquired certain assets of R.E. Monks Concrete Company. The assets purchased include concrete delivery equipment, aggregate inventories and concrete batch plants located near Colorado Springs, Colorado. The purchase agreement also includes the right to lease certain properties to be used for aggregate mining.

On January 30, 1998, Redland purchased certain assets of Southwest Ready Mix, Inc. in southwest Colorado. The assets purchased include mineral reserves, concrete delivery equipment, aggregate inventories and concrete batch plants.

SUBSEQUENT EVENT

On June 3, 1998, Lafarge Corporation acquired Redland from Lafarge S.A. for $690 million, subject to working capital adjustments. Redland debt balances with related parties outstanding, as described in the Debt footnote, were extinguished as part of the transaction.

                   UNAUDITED FINANCIAL STATEMENTS OF REDLAND
                         BUSINESSES TO BE ACQUIRED AS OF
                                 MARCH 31, 1998

                       UNAUDITED FINANCIAL STATEMENTS OF
                       REDLAND BUSINESSES TO BE ACQUIRED
                              AS OF MARCH 31, 1998

The following financial information is included on the pages indicated:

                                                       Page
                                                       ----
Condensed Combined Statements of Income                F-23

Condensed Combined Balance Sheets                      F-24

Condensed Combined Statements of Cash Flows            F-25

Notes to Condensed Combined Financial Statements       F-26

                      REDLAND BUSINESSES TO BE ACQUIRED
                CONDENSED COMBINED STATEMENTS OF INCOME (LOSS)
                         (UNAUDITED AND IN THOUSANDS)


                                                   -------------------- |||---------------------
                                                    THREE MONTHS ENDED  ||| THREE MONTHS ENDED
                                                     MARCH 31, 1998     |||    MARCH 31, 1997
                                                       (SUCCESSOR)      |||    (PREDECESSOR)
                                                   -------------------- ||| --------------------
                                                                        |||
NET SALES                                          $             67,484 ||| $             57,010
                                                   -------------------- ||| --------------------
                                                                        |||
COST AND EXPENSES                                                       |||
                                                                        |||
Cost of goods sold                                               68,211 |||               58,885
Selling and administrative                                       11,431 |||               10,931
Amortization of intangibles                                       2,581 |||                1,432
Other expense (income), net                                         730 |||                  252
                                                   -------------------- ||| --------------------
                                                                        |||
Total income (loss) from operations                             (15,469)|||              (14,490)
                                                   -------------------- ||| --------------------
                                                                        |||
Interest expense                                                  3,585 |||                3,814
                                                   -------------------- ||| --------------------
                                                                        |||
PRE-TAX INCOME (LOSS)                                           (19,054)|||              (18,304)
Income tax benefit (expense)                                      7,467 |||                7,505
                                                   -------------------- ||| --------------------
                                                                        |||
NET INCOME (LOSS)                                  $            (11,587)||| $            (10,799)
                                                   ==================== ||| ====================



              See Notes to Condensed Combined Financial Statements.

                        REDLAND BUSINESSES TO BE ACQUIRED
                        CONDENSED COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                MARCH 31    |||   DECEMBER 31
                                                                                  1998      |||      1997
                                                                              (SUCCESSOR)   |||  (PREDECESSOR)
                                                                              ------------  |||  ------------
                                                                                            |||
ASSETS                                                                        (Unaudited)   |||
                                                                                            |||
Cash and cash equivalents                                                     $        899  |||  $     11,130
Receivables, net                                                                    58,751  |||        72,719
Inventories                                                                         31,246  |||        24,602
Other current assets                                                                32,395  |||        24,670
                                                                              ------------  |||  ------------
Total current assets                                                               123,291  |||       133,121
                                                                                            |||
Property, plant and equipment, (less accumulated                                            |||
depreciation and depletion of $7,547 and $216,160)                                 411,787  |||       415,864
Excess of cost over net assets of                                                           |||
businesses acquired, net                                                           305,283  |||        75,422
                                                                                            |||
Other assets                                                                        21,766  |||        13,738
                                                                              ------------  |||  ------------
TOTAL ASSETS                                                                  $    862,127  |||  $    638,145
                                                                              ============  |||  ============
                                                                                            |||
LIABILITIES AND SHAREHOLDERS' EQUITY                                                        |||
                                                                                            |||
Short-term borrowings and current portion of long-term                                      |||
debt to related parties                                                       $    139,423  |||  $    110,563
                                                                                            |||
Accounts payable and accrued liabilities                                            78,646  |||        88,838
Income taxes payable                                                                 1,361  |||           930
                                                                              ------------  |||  ------------
Total current liabilities                                                          219,430  |||       200,331
                                                                                            |||
Long-term debt to related parties                                                   83,141  |||       102,020
Other long-term liabilities                                                         90,318  |||        96,867
                                                                              ------------  |||  ------------
Total liabilities                                                                  392,889  |||       399,218
                                                                              ------------  |||  ------------
                                                                                            |||
Common shares                                                                           --  |||             5
Additional paid-in-capital                                                         480,323  |||       170,239
Retained earnings                                                                  (11,587) |||        78,109
Foreign currency translation adjustments                                               502  |||        (9,426)
                                                                              ------------  |||  ------------
Total shareholders' equity                                                         469,238  |||       238,927
                                                                              ------------  |||  ------------
TOTAL LIABILITIES AND SHAREHOLDERS'                                                         |||
   EQUITY                                                                     $    862,127  |||  $    638,145
                                                                              ============  |||  ============



              See Notes to Condensed Combined Financial Statements.

                        REDLAND BUSINESSES TO BE ACQUIRED
                   CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                          (UNAUDITED AND IN THOUSANDS)


                                                                  ----------------------|||  -------------------
                                                                     THREE MONTHS       |||     THREE MONTHS
                                                                  ENDED MARCH 31, 1998  ||| ENDED MARCH 31, 1997
                                                                       (SUCCESSOR)      |||     (PREDECESSOR)
                                                                  --------------------  ||| --------------------
                                                                                        |||
CASH FLOWS FROM OPERATIONS                                                              |||
                                                                                        |||
Net Income (Loss)                                                 $            (11,587) ||| $            (10,799)
Adjustments to reconcile net income (loss) to net cash provided                         |||
by operations:                                                                          |||
     Depreciation, depletion and amortization                                   10,128  |||                7,663
     Provision for doubtful accounts                                               193  |||                  410
     Gain on sale of assets                                                        (80) |||               (1,192)
     Other post-retirement benefits                                                  9  |||                  (64)
     Deferred income taxes                                                      (7,569) |||                   --
     Other non-cash charges and credits, net                                       281  |||                  316
     Changes in working capital                                                 (3,937) |||              (16,174)
                                                                  --------------------  ||| --------------------
Net cash provided by operations                                                (12,562) |||              (19,840)
                                                                  --------------------  ||| --------------------
                                                                                        |||
CASH FLOWS FROM INVESTING                                                               |||
                                                                                        |||
   Capital expenditures                                                         (2,038) |||               (3,182)
   Acquisitions                                                                 (8,373) |||              (12,733)
   Proceeds from property, plant and equipment                                          |||
      dispositions                                                                  80  |||                1,192
   Other                                                                           484  |||                1,192
                                                                  --------------------  ||| --------------------
Net cash used for investing                                                     (9,847) |||              (13,531)
                                                                  --------------------  ||| --------------------
                                                                                        |||
CASH FLOWS FROM FINANCING                                                               |||
                                                                                        |||
   Net increase (decrease) in long-term borrowings                                      |||
   (includes current portion)                                                    9,981  |||               31,396
                                                                  --------------------  ||| --------------------
   Net cash provided (consumed) by financing                                     9,981  |||               31,396
                                                                  --------------------  ||| --------------------
   Effect of exchange rate changes                                               2,197  |||                    4
                                                                  --------------------  ||| --------------------
                                                                                        |||
NET INCREASE (DECREASE) IN CASH AND                                                     |||
   CASH EQUIVALENTS                                                            (10,231) |||               (1,971)
CASH AND CASH EQUIVALENTS AT                                                            |||
   THE BEGINNING OF THE PERIOD                                                  11,130  |||                8,342
                                                                  --------------------  ||| --------------------
                                                                                        |||
CASH AND CASH EQUIVALENTS AT                                                            |||
   THE END OF THE PERIOD                                          $                899  ||| $              6,371
                                                                  ====================  ||| ====================
                                                                                        |||
ANALYSIS OF CHANGES IN WORKING                                                          |||
   CAPITAL ITEMS                                                                        |||
Receivables, net                                                  $             13,867  ||| $             16,138
Inventories                                                                     (6,535) |||               (1,423)
Other current assets                                                              (134) |||               (1,880)
Accounts payable and accrued liabilities                                       (11,233) |||              (15,567)
Income taxes payable                                                                98  |||              (13,442)
                                                                  --------------------  ||| --------------------
                                                                                        |||
CHANGES IN WORKING CAPITAL                                        $             (3,937) ||| $            (16,174)
                                                                  ====================  ||| ====================


              See Notes to Condensed Combined Financial Statements.

                        REDLAND BUSINESSES TO BE ACQUIRED

                Notes to Condensed Combined Financial Statements

1. The Redland businesses to be acquired consist of the businesses of Western Mobile, Inc., Redland Genstar, Inc., and the aggregate operations of Redland Quarries, Inc. (collectively, "Redland"), which are indirect wholly owned subsidiaries of Redland PLC. Redland is engaged in the production and sale of aggregates, ready-mixed concrete and asphalt and performs paving and related contracting services. Redland operates primarily in the U.S. and owns two quarry operations in Ontario, Canada. The primary U.S. markets are in the western states of Colorado and New Mexico and the northeast (Maryland and New York).

     In December 1997, Lafarge S.A., the majority shareholder of Lafarge Corporation, acquired Redland as part of obtaining the majority ownership of Redland PLC. On March 17, 1998, Lafarge Corporation announced that it would purchase Redland from Lafarge S.A. The financial statements presented herein reflect the businesses being acquired by Lafarge Corporation. As Lafarge S.A. had not acquired 95% or more of the common stock of Redland PLC by December 31, 1997, the 1997 Redland financial statements are presented on a predecessor basis and do not reflect a push down of purchase accounting adjustments recorded by Lafarge S.A. In early 1998, Lafarge S.A. completed the acquisition of all of the outstanding stock of Redland PLC and, accordingly, the 1998 Redland financial statements are presented on a successor basis and reflect push down of purchase accounting adjustments recorded by Lafarge S.A. These purchase accounting adjustments are preliminary and may be subject to change.

2. The condensed combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. As a result, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Redland believes that the disclosures made are adequate to make the information presented not misleading. These condensed combined financial statements should be read in conjunction with the December 31, 1997 combined financial statements and related notes included in this Form 8-K.

3. Because of seasonal, weather-related conditions in most of Redland's marketing areas, earnings of any one quarter should not be considered as indicative of results to be expected for a full fiscal year or any other interim period.

4. Substantially all U.S. inventories are valued at average cost. At March 31, 1998 and 1997, inventories consisted of the following (in thousands):

                                                       March 31      December 31
                                                        1998            1997
                                                     -----------     -----------
      Finished products                              $    23,934     $    19,808
      Raw materials and fuel                               7,312           4,794
                                                     -----------     -----------
      Total inventories                              $    31,246     $    24,602
                                                     ===========     ===========

5. Cash paid during the period for interest and taxes, is as follows (in thousands):

                                                               Three Months
                                                              Ended March 31
                                                         -----------------------
                                                            1998         1997
                                                         ----------   ----------
        Interest                                         $    2,649   $    3,375
        Income Taxes (net of refunds)                    $      208   $    7,673

6. In 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 requires that an enterprise display comprehensive income, which for the company is the total of net income and the current year foreign currency translation adjustment.
     Comprehensive income consist of the following (in thousands):

                                                      Three Months Ended March 31
                                                      ---------------------------
                                                          1998          1997
                                                       ----------    ----------
       Net loss                                        $  (11,587)   $  (10,799)

       Foreign currency translation adjustments               502          (661)
                                                       ----------    ----------

       Comprehensive loss                              $  (11,085)   $  (11,460)
                                                       ==========    ==========

7. Redland has been notified by the EPA that it is one of several potentially responsible parties for clean-up costs at waste disposal sites. The ultimate costs related to such matters and Redland's degree of responsibility in some of these matters is not presently determinable.

     When Redland determines that it is probable that a liability for environmental matters or other legal actions has been incurred, an estimate of the required remediation or other costs is recorded as a liability in the financial statements. As of March 31, 1997, a liability was recorded for environmental obligations. Management has concluded that the possibility of material liability in excess of the amounts reported in the balance sheet is remote.

     In addition, Redland is involved in certain other legal actions and claims. It is the opinion of management that all legal and environmental matters will be resolved without material effect on Redland's combined financial statements.

8. In the opinion of management, the accompanying condensed combined financial statements reflect all adjustments (which included only normal recurring adjustments) necessary to present fairly Redland's financial position as of the applicable dates and the results of its operations and its cash flows for the interim periods presented.

9. On June 3, 1998, Lafarge Corporation acquired Redland from Lafarge S.A. for $690 million, subject to working capital adjustments. Redland debt balances outstanding to related parties were extinguished as part of the transaction.

                             LAFARGE CORPORATION

                       AUDITED SUPPLEMENTAL CONSOLIDATED
                           FINANCIAL STATEMENTS AS OF
                               DECEMBER 31, 1997

Item 6.
               SUPPLEMENTAL SELECTED CONSOLIDATED FINANCIAL DATA

The table below summarizes the supplemental selected financial information for the Company. As discussed in the footnotes to the December 31, 1997 financial statements, 1997 balance sheet information includes the Redland acquisition accounted for similar to a pooling of interests.


                                                                         SELECTED CONSOLIDATED FINANCIAL DATA
                                                                       (in millions except as indicated by an *)

                                                                                Years Ended December 31
                                                            -------------------------------------------------------------------
                                                               1997          1996          1995           1994          1993
                                                            -------------------------------------------------------------------
Operating Results
Net Sales                                                   $  1,806.4    $  1,649.3    $  1,472.2     $  1,563.3    $  1,494.5
                                                            ==========    ==========    ==========     ==========    ==========
Income Before the Following Items:                          $    300.9    $    236.4    $    185.4     $    141.9    $     70.2
Interest expense, net                                             (6.6)        (14.1)        (15.2)         (28.8)        (42.7)
Income taxes                                                    (112.3)        (81.4)        (40.6)         (32.5)        (21.6)
                                                            ----------    ----------    ----------     ----------    ----------
Net Income                                                       182.0         140.9         129.6           80.6           5.9

Depreciation, depletion and amortization                         106.3         100.5          94.3          103.6         115.0
Other items not affecting cash                                    47.7         (33.4)       (105.6)         (36.2)         34.0
                                                            ----------    ----------    ----------     ----------    ----------
Net Cash Provided by Operations                             $    336.0    $    208.0    $    118.3     $    148.0    $    154.9
                                                            ==========    ==========    ==========     ==========    ==========
Total Assets                                                $  2,774.9    $  1,813.0    $  1,713.9     $  1,651.4    $  1,687.7
                                                            ==========    ==========    ==========     ==========    ==========

Financial Condition at Year End
Working capital                                             $   (127.2)   $    394.9    $    448.6     $    402.3    $    315.4
Property, plant and equipment, net                             1,290.2         867.7         797.0          751.9         880.7
Other assets                                                     535.2         213.0         198.3          192.4         221.8
                                                            ----------    ----------    ----------     ----------    ----------
Total Net Assets                                            $  1,698.2    $  1,475.6    $  1,443.9     $  1,346.6    $  1,417.9
                                                            ==========    ==========    ==========     ==========    ==========

Long-term debt                                              $    135.2    $    161.9    $    268.6     $    290.7    $    373.2
Other long-term liabilities                                      307.3         203.2         194.3          214.5         253.0
Shareholders' equity                                           1,255.7       1,110.5         981.0          841.4         791.7
                                                            ----------    ----------    ----------     ----------    ----------
Total Capitalization                                        $  1,698.2    $  1,475.6    $  1,443.9     $  1,346.6    $  1,417.9
                                                            ==========    ==========    ==========     ==========    ==========

Common Equity Share Information
Net income - basic*                                         $     2.56    $     2.02    $     1.89     $     1.19    $     0.10
Net income - diluted*                                       $     2.54    $     1.95    $     1.82     $     1.18    $     0.10
Dividends*                                                  $     0.42    $     0.40    $    0.375     $     0.30    $     0.30
Book value at year end*                                     $    17.51    $    15.79    $    14.17     $    12.34    $    11.84
Average shares and equivalents outstanding                        71.1          69.8          68.7           67.7          61.1
Shares outstanding at year end                                    71.7          70.4          69.2           68.2          66.9
                                                            ==========    ==========    ==========     ==========    ==========

Statistical Data
Capital expenditures                                        $    124.0    $    124.8    $    121.9     $     95.4    $     58.4
Acquisitions                                                $      8.8    $     83.5    $     29.3     $      4.7    $     15.2
Net income as a percentage of net sales*                          10.1%          8.5%          8.8%           5.2%          0.4%
Return on average shareholders' equity       *                    15.4%         13.5%         14.2%           9.9%          0.8%
Long-term debt as a percentage of total capitalization*            8.0%         11.0%         18.6%          21.6%         26.3%
Number of employees at year end*                                 9,800         6,800         6,600          6,500         7,400
Exchange rate at year end (Cdn. to U.S.)*                        0.699         0.730         0.733          0.713         0.755
Average exchange rate for year (Cdn. to U.S.)*                   0.722         0.733         0.729          0.732         0.775
                                                            ==========    ==========    ==========     ==========    ==========

Item 7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the supplemental consolidated financial statements and notes thereto:

MANAGEMENT'S DISCUSSION OF SUPPLEMENTAL INCOME

The Supplemental Consolidated Statements of Income summarize the Company's operating performance for the past three years. To facilitate analysis, sales and operating profit are discussed by product line and are summarized in the table on page F-31, (in millions).

The Company's three product lines are:

Cement - the production and distribution of portland and specialty cements and cementitious materials, and the processing of fuel-quality waste and alternative raw materials for use in cement kilns.

Construction materials - the production and distribution of ready-mixed concrete, construction aggregates, other concrete products, and the construction and paving of roads.

Gypsum wallboard - the production and distribution of gypsum wallboard and related products.

Product line results for 1996 and 1995 have been restated to reflect the reclassification of fuel-quality waste and alternative raw materials from Construction Materials to Cement.

                                                                               Years Ended December 31
                                                                       ------------------------------------------
                                                                          1997            1996            1995
                                                                       ------------------------------------------
Net Sales
      Cement                                                           $  1,050.5      $    996.2      $    928.0
      Construction materials                                                785.4           750.0           651.8
      Gypsum                                                                 92.1            24.0              --
      Eliminations                                                         (121.6)         (120.9)         (107.6)
                                                                       ----------      ----------      ----------
Total Net Sales                                                        $  1,806.4      $  1,649.3      $  1,472.2
                                                                       ==========      ==========      ==========
Gross Profit
      Cement                                                           $    329.9      $    291.2      $    252.7
      Construction materials                                                119.8           101.5            70.2
      Gypsum                                                                 21.5             4.7              --
                                                                       ----------      ----------      ----------
Total
                                                                            471.2           397.4           322.9
                                                                       ----------      ----------      ----------
Operational Overhead and
   Other Expenses
      Cement                                                                (71.1)          (66.3)          (66.9)
      Construction materials                                                (39.8)          (41.6)          (36.1)
      Gypsum                                                                 (8.3)           (2.3)             --
                                                                       ----------      ----------      ----------
Total                                                                      (119.2)         (110.2)         (103.0)
                                                                       ----------      ----------      ----------
Income From Operations
      Cement                                                                258.8           224.9           185.8
      Construction materials                                                 80.0            59.9            34.1
      Gypsum                                                                 13.2             2.4              --
                                                                       ----------      ----------      ----------
Total Operating Profit
                                                                            352.0           287.2           219.9
Corporate and unallocated
      expenses                                                              (51.1)          (50.8)          (34.5)
                                                                       ----------      ----------      ----------
Total Income From Operations                                           $    300.9      $    236.4      $    185.4
                                                                       ==========      ==========      ==========
Identifiable Assets
      Cement                                                           $    795.2      $    777.0      $    793.0
      Construction materials                                              1,455.4           615.6           565.2
      Gypsum                                                                 71.8            70.7              --
      Corporate and unallocated assets                                      452.5           349.7           355.7
                                                                       ----------      ----------      ----------
Total Assets                                                           $  2,774.9      $  1,813.0      $  1,713.9
                                                                       ==========      ==========      ==========

YEAR ENDED DECEMBER 31, 1997

NET SALES

The Company's net sales increased 10 percent in 1997 to $1,806.4 million from $1,649.3 million in 1996. Canadian net sales were $769.5 million, up 9 percent. U.S. net sales increased 10 percent to $1,036.9 million. The improvement in both Canada and the U.S. was primarily due to increased product shipments, higher cement and ready-mixed concrete prices, and the Company's gypsum wallboard operations which in its first full year of operation (acquired September 1996) added $92.1 million of sales in the U.S.

Net sales from the Company's cement operations were $1,050.5 million, an increase of 5 percent due to higher shipments and prices. Cement sales volumes escalated 2 percent to 12.9 million tons, while net realization (delivered price per ton to customer less freight) increased 4 percent. U.S. net sales increased 4 percent reflecting continued high levels of infrastructure spending and paving work as well as strength in both the residential and nonresidential sectors. Cement shipments advanced 1 percent as most major markets posted gains. Net realization increased 4 percent. In Canada, net sales were 10 percent higher. Cement shipments and net realization (excluding exchange rate fluctuation) increased 6 percent and 4 percent, respectively. In eastern Canada, cement sales volumes declined 2 percent; however, net realization increased 3 percent. Higher shipments in Ontario (13 percent) due to an increase in residential and commercial construction were offset by declines in Quebec (weak economic conditions) and in the Atlantic provinces due to higher shipments in 1996 to the Confederation Bridge project which was completed in early 1997. In western Canada, cement shipments were 17 percent higher reflecting gains in all major markets except British Columbia. Substantially higher shipments in the Prairie provinces (up 31 percent) because of strong housing starts and higher spending levels in the oil and gas and farming sectors more than offset a 3 percent decline in British Columbia (softening of demand).

The Company's net sales from construction materials operations were $785.4 million, a 5 percent increase. The improvement was attributed to higher ready-mixed concrete and aggregate shipments and increased ready-mixed concrete prices partially offset by the divestment at mid-year of the Quebec construction operation. Ready-mixed concrete and aggregate volumes both climbed 7 percent. Ready-mixed concrete shipments reached 7.4 million cubic yards in 1997 while aggregate volumes rose to 43.1 million tons. In Canada, net sales increased 7 percent reflecting the higher volumes and ready-mixed concrete prices in western Canada. Ready-mixed concrete sales volumes increased 11 percent. In eastern Canada, sales volumes were 4 percent higher because of increased demand in Ontario partially offset by lower shipments in Quebec (weak economic conditions) and completion of the Confederation Bridge project in the Canadian Maritimes. In the west, higher demand in the Prairie provinces (shipments up 42 percent) pushed ready-mixed concrete sales volumes 17 percent higher, offsetting 7 percent lower shipments in British Columbia due to a softening of demand. Aggregate volumes increased 14 percent mainly due to an improving economy in Ontario and the high level of activity throughout western Canada, offset somewhat by declines in the Atlantic provinces and Quebec. In the U.S., net sales declined 1 percent. Ready-mixed sales volumes increased slightly (1 percent) as all major markets posted gains except Milwaukee where shipments dropped 10 percent due to a slowdown in the residential construction sector. Aggregate shipments declined 6 percent reflecting the divestment in early 1996 of a sand and gravel operation in Pittsburgh, Pennsylvania, the negative impact of a workers' strike at the Mingo, Ohio plant of a raw materials supplier which was settled in July, and the termination of operations at a plant in Cleveland, Ohio. These declines were partially offset by aggregate shipments of approximately .4 million tons from an April 1997 acquisition in Kansas City, Missouri and a 6 percent increase in the Milwaukee division due to higher external sales.

Net sales from the Company's gypsum operations were $92.1 million. Strong market demand in the residential and commercial construction sectors led to strong pricing as well as higher volumes. Wallboard shipments totaled 705 million square feet, with both plants achieving record production levels.

GROSS PROFIT AND COST OF GOODS SOLD

The Company's gross profit as a percentage of net sales increased to 26 percent from 24 percent in 1996. Cement gross profit was 31 percent compared to 29 percent. The improvement was the result of higher volumes and prices as well as a 1 percent reduction in cash costs (excluding depreciation) per ton. Construction materials gross profit increased by 2 percentage points to 15 percent. Higher ready-mixed concrete and aggregate volumes, coupled with higher ready-mixed concrete prices in the U.S. and western Canada, were partially offset by lower aggregate prices and increased material costs. Operating costs were lower in eastern Canada, and the U.S. Ready-mixed concrete operations gross profit per cubic yard rose 10 percent while aggregate operations gross profit per ton improved 8 percent. The gross profit for gypsum wallboard was 23 percent, up 3 percent.

The Company's cement cost per ton is heavily influenced by plant capacity utilization. The following table summarizes the Company's cement production (in millions of tons) and the clinker production capacity utilization rate:

                                                    Years Ended December 31
                                               --------------------------------
                                                  1997                 1996
                                               -----------          -----------
Cement production                                    12.15                11.54
Clinker capacity utilization                            89%                  85%
                                               ===========          ===========

Cement production was 5 percent higher than 1996. U.S. production totaled 7.4 million tons, up 5 percent. Clinker capacity utilization at U.S. plants increased to 94 percent from 91 percent. The improvement was due to higher production at a majority of the Company's U.S. cement plants as four plants established clinker production records. However, the Company experienced manufacturing setbacks at two U.S. plants which required higher purchases of clinker to replace lost production. Canadian cement production was 4.7 million tons, up 7 percent. Canadian clinker capacity utilization increased to 82 percent from 76 percent. These improvements were due to the record-setting kiln performance at the Exshaw plant in western Canada.

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses were $161.0 million in 1997 compared with $151.4 million in 1996. The increase was mainly due to the full year operation of the Company's gypsum wallboard business in addition to higher professional fees. Selling and administrative expenses as a percentage of net sales declined to 8.9 percent in 1997 from 9.2 percent in 1996.

OTHER (INCOME) EXPENSE, NET

Other income and expense consists of items such as equity income, amortization of intangibles and gains and losses from divestitures. Other expense, net was $9.3 million in 1997 compared with $9.6 million in 1996.

PERFORMANCE BY LINE OF BUSINESS

The Company's operating profit from its cement operations (before corporate and unallocated expenses) was $258.8 million, a $33.9 million improvement. Higher sales volumes and prices were somewhat offset by higher plant costs and higher clinker purchases in the U.S. The Company's Canadian operations reported an operating profit of $100.9 million, $22.4 million better than in 1996 due to a 6 percent increase in cement shipments, 4 percent rise in net realization (excluding exchange rate fluctuation) and higher prices for exports to U.S. operations. Cement cash cost per ton was 3 percent lower due mostly to improvements in operating efficiencies at the Exshaw plant in western Canada. In the U.S., operating profit was $157.9 million, $11.5 million higher. The improvement was due to moderately higher shipments (1 percent) and a 4 percent increase in net realization partly offset by higher plant costs, clinker purchases (to supplement production) and higher prices for imports from Canadian operations. Three U.S. cement plants achieved lower cash costs per ton due to improvements in operating efficiencies.

The Company's operating profit from construction materials operations (before corporate and unallocated expenses) was $80.0 million, $20.1 million higher than 1996. The improvement was due to higher ready-mixed concrete and aggregate sales volumes and an increase in ready-mixed concrete prices in the U.S. and western Canada somewhat offset by higher material costs. The Canadian operations earned $53.1 million, $15.0 million better, primarily reflecting higher ready-mixed concrete and aggregate volumes. In eastern Canada, higher shipments in Ontario, lower operating costs and increased prices in the Atlantic provinces were partly offset by a slow Quebec economy and lower shipments in the Canadian Maritimes due to completion of the Confederation Bridge project. Earnings in the west were up because of increased demand in the Prairie provinces and higher ready-mixed concrete prices somewhat offset by higher material and operating costs. U.S. operations earned $26.9 million, $5.1 million better due to a 4 percent improvement in ready-mixed concrete prices and lower operating costs resulting from specific cost reduction initiatives implemented during 1996 and 1997. As a result of these actions ready-mixed concrete and aggregate operating costs were lower by 3 percent and 7 percent, respectively. These improvements were partially offset by a 6 percent reduction in aggregate volumes.

The Company's gypsum wallboard operations reported an operating profit of $13.2 million due to the strength of the U.S. commercial and residential construction sectors, favorable pricing environment and record setting production at both plants.

TOTAL INCOME FROM OPERATIONS

In 1997 total income from operations was $300.9 million, $64.5 million better which reflects better results in all Company operations. The gypsum wallboard operations contributed $13.2 million in its first full year of operation. Operating profit from Canadian operations was $136.3 million, $31.6 million better. The operating profit in the U.S. was $164.6 million, $32.9 million better.

INTEREST EXPENSE

Interest expense decreased by $4.2 million in 1997 mainly due to lower average debt. Interest capitalized was $1.4 million and $1.2 million in 1997 and 1996, respectively.

INTEREST INCOME

Interest income increased $3.2 million in 1997 due to higher levels of short-term investments throughout the year.

INCOME TAXES

Income tax expense increased from $81.5 million in 1996 to $112.3 million in 1997. Income taxes increased due to higher profits in the U.S. and Canada. The Company's effective income tax rate was 38.2 percent in 1997 and 36.6 percent in 1996.

NET INCOME

The Company reported net income of $182.0 million in 1997 compared to 1996 income of $140.9 million. The improvement resulted from higher volumes in all of the Company's product lines, higher cement and ready-mixed concrete prices and lower net interest expense. These increases were partially offset by higher cement plant costs, increases in U.S. clinker purchases, higher materials costs in construction materials and increased selling and administrative expenses.

GENERAL OUTLOOK

Certain sections of this document include "forward-looking" statements based upon current expectations that involve a number of business risks and uncertainties. Although the Company believes that the statements are based upon reasonable assumptions, there can be no assurance as to future results. The factors that could cause results to differ materially include, but are not limited to, national and regional economic conditions, levels of construction spending in major markets, supply/demand structure of the industry, unfavorable weather conditions during peak construction periods, and changes in environmental regulations.

In 1998 the North American construction industry is expected to remain strong. In the U.S., the Commerce Department estimates a modest increase in total construction put in place. In addition, the recent passage of the Transportation Equity Act for the 21st century (TEA - 21) could increase infrastructure investment more than 40 percent, thereby significantly increasing the demand for cement, ready-mixed concrete, aggregates and asphalt. The favorable supply/demand situation should continue in the U.S. Canada's recovery is expected to continue. Low interest rates and low inflation should contribute to increased construction spending in 1998.

The U.S. Portland Cement Association is forecasting a modest drop in cement consumption in 1998; however, the Company's U.S. cement operations expect shipments to remain fairly stable with prices improving moderately. The Canadian Portland Cement Association predicts that Canadian cement consumption should increase in all regions of the country. As a result, shipments and prices in the Company's Canadian cement operations are expected to increase.

In the Company's construction materials operations, the outlook for 1998 is positive. In Canada, with economic conditions and interest rates remaining favorable, construction spending is anticipated to rise. In the U.S. markets, the Company expects little growth in volumes but greater savings from cost efficiencies and better pricing.

The outlook for 1998 in the Company's gypsum wallboard operations is positive because of the continued high level of residential and commercial construction activity that is expected.

YEAR ENDED DECEMBER 31, 1996

In the second quarter of 1995 the Company reached an agreement with Revenue Canada Taxation related to the pricing of certain cement sales between its operations in Canada and the U.S. for the years 1984 through 1994. The agreement resulted in an increase in net sales and pre-tax income of U.S. $30.1 million in Canada with corresponding adjustments in the U.S. Also because of this agreement, during the third quarter of 1996 the Company recorded a U.S. $13.7 million adjustment for 1995. However, the impact of these adjustments on consolidated net income was immaterial. Management's Discussion and Analysis that follows excludes the impact of this agreement (except for the discussion on income taxes).

NET SALES

The Company's net sales increased 12 percent in 1996 to $1,649.3 million from $1,472.2 million in 1995. Canadian net sales were $706.4 million, up 7 percent, while U.S. net sales increased 16 percent to $942.9 million. The improvement in both Canada and the U.S. was primarily due to increased product shipments and improved prices as well as the effect of acquisitions (in late 1995 and early
1996) in the construction materials operations. The purchase of two gypsum wallboard plants in September 1996 also increased U.S. net sales.

The Company's net sales from cement operations were $996.2 million, an increase of 7 percent due to higher shipments and prices. Cement sales volumes climbed
3.5 percent to 12.6 million tons, while net realization (delivered price per ton to customer less freight) increased 4 percent from 1995 reflecting increases in all three geographic regions served by the Company. Canadian net sales increased 8 percent mainly due to a 3 percent improvement in average selling prices (excluding exchange rate fluctuation) coupled with a 5 percent rise in shipments. In eastern Canada, cement sales volumes rose 2 percent due to higher sales in the Atlantic provinces resulting from shipments to the Confederation Bridge project. In Ontario, shipments were flat; however, in the last six months of 1996, volumes rose 16 percent compared with those of the prior year. Quebec showed a slight improvement in shipments of 1 percent. Net realization increased 4 percent due to a 6 percent and a 7 percent improvement in Ontario and Quebec, respectively, partially offset by a 2 percent decline in the Atlantic provinces due primarily to product and customer mix. Cement shipments in western Canada were up 9 percent as all major markets posted increases, led by Alberta (up 13 percent). Construction activity in the Prairie provinces was positively impacted by a bumper grain harvest, healthy oil drilling activity and demand from the mining sector. In British Columbia, sales volumes increased 7 percent as the economy showed steady improvement during 1996. In addition, the region benefited from a work stoppage at a competitor's concrete operation. In the U.S., net sales were 7 percent higher. Cement shipments and net realization increased 3 percent and 4 percent, respectively. Shipments increased despite weak activity in the Northeast, the divestment of two cement terminals on the Ohio River and a brief labor disruption on vessels that distribute the Company's products on the Great Lakes.

Net sales from the Company's construction materials operations were $750.0 million, up 15 percent from 1995. The improvement was achieved by higher ready-mixed concrete and aggregate shipments and an increase in ready-mixed concrete prices in the U.S. From continuing operations, ready-mixed concrete volumes increased 16 percent to 6.9 million cubic yards and aggregate volumes climbed 4 percent to 40.1 million tons. In Canada, ready-mixed concrete volumes increased 19 percent reflecting improved economic activity, particularly in Ontario, coupled with the impact of acquisitions in western Canada. Shipments to the Confederation Bridge project in the Atlantic provinces were also higher. Aggregate volumes increased 7 percent mainly from strong shipments in Ontario and throughout western Canada. These increases were offset by an 18 percent decline in Quebec. Net sales in Canada were 7 percent higher, primarily reflecting higher volumes. Net sales in the U.S. increased 41 percent, mostly due to acquisitions and higher ready-mixed concrete prices. Ready-mixed concrete shipments from continuing operations increased 10 percent due to higher shipments in the New Orleans market because of acquisitions. These increases were partially offset by a decline in St. Louis that was due to the restructuring of operations to strengthen the competitive position in the market. From continuing operations, aggregate shipments declined 2 percent mostly due to the divestment, in early 1996, of a sand and gravel operation in Pittsburgh, Pennsylvania.

Net sales from the Company's gypsum operations that were acquired in September 1996 were $24.0 million. Strong demand for wallboard kept the newly acquired plants operating at capacity.

GROSS PROFIT AND COST OF GOODS SOLD

The Company's gross profit as a percentage of net sales increased to 24 percent in 1996 from 22 percent in 1995. Cement gross profit improved 2 percentage points to 29 percent because both volumes and prices improved. Construction materials gross profit increased by 2 percentage points to 13 percent as a result of higher ready-mixed concrete and aggregate volumes, higher ready-mixed concrete prices in the U.S. and lower operating costs. The gross profit margin for gypsum wallboard was 20 percent.

The Company's cement cost per ton is heavily influenced by plant capacity utilization. The following table summarizes the Company's cement production from continuing operations (in millions of tons) and the clinker production capacity utilization rate:

                                                            Years Ended December 31
                                                       ---------------------------------
                                                         1996                     1995
                                                       --------                 --------
Cement production                                       11.54                     11.01
Clinker capacity utilization                               85%                       90%
                                                       =======                  =======

Cement production increased 5 percent over 1995. U.S. production totaled 7.1 million tons, a 10 percent increase. Clinker capacity utilization at U.S. plants was 91 percent in 1996 compared to 90 percent in 1995. In 1995 manufacturing setbacks at some U.S. plants necessitated higher purchases of cement and clinker to replace lost production. Canadian cement production was 4.4 million tons, a 3 percent decrease from 1995. Clinker capacity utilization in Canada fell to 76 percent in 1996 from 90 percent in 1995 primarily due to the planned extension of kiln shutdowns at four plants because of high inventory levels at December 31, 1995.

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses were $151.4 million in 1996 compared to $141.1 million in 1995. The increase resulted mainly from acquisitions coupled with higher professional fees. Selling and administrative expenses as a percentage of net sales declined to 9.2 percent in 1996 from 9.6 percent in 1995.

OTHER (INCOME) EXPENSE, NET

Other income and expense consists of items such as equity income, amortization of intangibles and gains and losses from divestitures. Other expense, net was $9.6 million in 1996 compared with income of $3.5 million in 1995. The change primarily reflects lower gains from the sale of nonstrategic assets.

RESTRUCTURING

During 1996 and 1995 the Company spent $2.3 million and $4.6 million, respectively, which was charged to the previously provided restructuring accrual. The restructuring, which resulted in the separation of approximately 300 employees since inception of the plan, was completed in 1996. The savings from the restructuring (mostly from the termination of employees), after reduction for savings related to operations that have been divested, totaled approximately $20 million pre-tax in 1996. This reduction is in line with management's original expectations.

PERFORMANCE BY LINE OF BUSINESS

The Company's operating profit from cement operations (before corporate and unallocated expenses) was $224.9 million, $39.1 million higher than in 1995. Results were better primarily due to higher sales volumes and prices and lower imports to supplement production at clinker producing plants in the Company's U.S. market. Operating profit from Canadian operations was $78.5 million, $15.0 million better than 1995. The improvement was due to a 5 percent increase in cement shipments, a 4 percent escalation in net realization (excluding exchange rate fluctuation) and higher prices for exports to U.S. operations. Partially offsetting these improvements were planned reductions in clinker production due to high inventory levels at December 31, 1995, and higher fuel costs at the Exshaw and Richmond plants in western Canada. The Company's U.S. operations reported an operating profit of $146.4 million, a $24.1 million increase from 1995's profit due to an increase in shipments and prices and lower imports to supplement production. This improvement was somewhat offset by higher prices for imports from Canadian operations.

The Company's operating profit from construction materials operations (before corporate and unallocated expenses) was $59.9 million, $25.8 million better than 1995. The improvement was achieved by higher ready-mixed concrete and aggregate sales volumes, an increase in ready-mixed concrete prices in the U.S., lower operating costs and lower expenses related to the implementation of a new financial reporting and management information system. The Company's Canadian operations contributed $38.1 million, up $16.6 million. Market conditions in the second half of the year improved. Ready-mixed concrete and aggregate volumes were higher and operating costs were lower due to specific cost reduction actions implemented in each region. U.S. operations earned $21.8 million compared to $12.6 million in 1995. Earnings improved in all markets, particularly in the Midwest which was hampered in 1995 by flooding. Results were boosted by higher ready-mixed concrete prices, lower operating costs, acquisition of the remaining interest in a ready-mixed concrete and building materials supplier, and other late 1995 and 1996 acquisitions.

The Company's recently acquired gypsum wallboard operations reported an operating profit of $2.4 million. Earnings were greater than expected due to favorable market conditions.

TOTAL INCOME FROM OPERATIONS

The 1996 total income from operations was $236.4 million, $51.0 million better than 1995. All of the Company's six cement and construction materials regions reported better results. The recently acquired gypsum wallboard operations added to operating earnings. Divestment gains were lower. Operating profit from Canadian operations was $104.7 million, $29.2 million better. The operating profit from U.S. operations was $131.7 million, $21.8 million better.

INTEREST EXPENSE

Interest expense decreased by $3.0 million in 1996 mainly due to lower average debt and capitalized interest on construction in progress. Capitalized interest was $1.2 million and $2.1 million in 1996 and 1995, respectively.

INTEREST INCOME

Interest income declined $1.8 million in 1996 due to lower interest rates.

INCOME TAXES

The following analysis of income taxes includes the impact of the Revenue Canada Taxation agreement related to the pricing of certain cement sales between the Company's operations in the U.S. and Canada. Income tax expense increased from $40.6 million in 1995 to $81.5 million in 1996. In the U.S., taxes were $37.4 million higher due to improved earnings, the absence of a non-recurring credit recorded in 1995 and the impact of adjustments relative to the Revenue Canada Taxation agreement. In the third quarter of 1995, the U.S. tax provision was lowered by $23.0 million due to a reduction of the valuation allowance recorded in 1992 against the Company's U.S. deferred tax assets. In Canada, taxes increased $3.5 million due to higher earnings that were mostly offset by the impact of adjustments relative to the Revenue Canada Taxation agreement. The Company's effective income tax rate was 36.6 percent in 1996 and 23.8 percent in 1995.

NET INCOME

Net income in 1996 was $140.9 million compared to net income of $129.6 million in 1995. Excluding the effect of the non-recurring tax credit of $23.0 million taken in the third quarter of

1995, earnings in 1996 were $34.3 million better than 1995. The improvement was mainly due to higher volumes in the Company's major product lines, higher cement and U.S. ready-mixed concrete prices, lower operating costs in construction materials operations and lower imports to supplement production in the U.S. These increases were partially offset by lower divestments gains and lower clinker production in Canada.

OTHER FACTORS AFFECTING THE COMPANY

YEAR 2000

Like many companies, the Company has business application software programs that were developed over the years and computer infrastructure including computerized devices that could be affected by the "Year 2000" issue. These programs, which include operational and financial systems, were generally written using two-year digits to define the applicable year rather than four-year digits. Any of the programs that have time sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000. This error could result in the computer shutting down or performing incorrect computations.

Excluding the acquisition of Redland, the Company has completed an initial Compliance Assessment of the potential impact of the Year 2000 on computer applications, operating software and hardware and has developed an implementation plan to resolve the issue. The plan includes the replacement of certain equipment and modification of certain software to recognize the turn of the century. The plan is currently expected to result in estimated non-recurring spending over the next two years of approximately $9 million to $15 million.

The Company is currently completing the process of identifying the systems and infrastructure within the Redland operations that could be affected by the Year 2000 and developing an implementation program.

The Company believes, with appropriate replacement or modification, it will be able to operate its time-sensitive business-application software programs and infrastructure through the turn of the century.

ENVIRONMENTAL MATTERS

The Company's operations, like those of other companies engaged in similar businesses, involve the use, release, discharge, disposal, and cleanup of substances regulated under increasingly stringent federal, state, provincial, and/or local environmental protection laws. Many of the regulations are technically and legally complex, posing significant compliance challenges. The Company's environmental compliance program includes an environmental policy and an environmental ethics policy that are designed to provide corporate direction for all operations and employees, an environmental audit and follow-up program, routine compliance oversight of the Company's facilities, environmental guidance on key issues confronting the Company, routine training and exchange of information by environmental professionals, an environmental recognition award program, and routine and emergency reporting systems.

The Company has been and is presently involved in certain environmental enforcement matters in both the U.S. and Canada. Management's practice is to attempt to actively resolve such matters with the appropriate government authorities. In certain circumstances, notwithstanding management's belief that a particular alleged violation poses no significant threat to the environment, the Company may decide to resolve such matters by entering into a consent agreement and/or paying a penalty.

The Company currently operates three U.S. cement plants using fuel-quality wastes that are subject to emission limits and other requirements under the federal Resource Conservation and Recovery Act (RCRA) and Boiler and Industrial Furnaces (BIF) regulations (Alpena, Michigan; Paulding, Ohio; and Fredonia, Kansas). The other BIF requirements include a permitting process, extensive recordkeeping of operational parameters and raw materials and waste-derived fuels use, demonstration of financial capability to cover future closures and spill cleanups, and corrective action requirements for other solid waste management units at the facilities. The Company's three BIF cement plants have submitted, in a timely manner, formal Part B permit applications, which is the first step in the permitting process. The Fredonia plant has completed its trial burn to establish permit limitations to be incorporated into the second step, the final Part B permit. The Company received a draft of the proposed Part B permit in December of 1997 and anticipates a public hearing during the first quarter of 1998. The Paulding plant will be conducting its trial burn in May 1998; the Alpena plant, in 1999.

The U.S. Environmental Protection Agency (EPA) is in the process of revising its BIF regulations. Proposed revisions of the BIF regulations were published in May 1996, citing both RCRA and Clean Air Act authority. The proposal relies heavily on maximum achievable control technology (MACT) requirements of Title III of the Clean Air Act Amendments of 1990 in conjunction with the risk-based authority of RCRA. The proposed standards are based on technologies from a "pool" of the top 12 environmental performers of existing facilities that use fuel-quality waste as a supplemental fuel. The Company's Alpena plant was a MACT pool facility; it uses a baghouse as its primary air pollution control device. The Paulding plant recently installed a baghouse and is in the process of installing a bypass system that will likely enable it to meet the final standards when they are promulgated. The Company has actively participated in the regulatory process to help formulate revised BIF standards that are reasonable, cost-effective, and comply with the RCRA and Clean Air Act. In the past year, EPA has reopened the rulemaking process to solicit public comment on new data and proposed regulatory approaches, i.e., particulate matter continuous emission monitoring systems. A final regulation is not anticipated before December 1998; existing BIF facilities would then have up to three years to meet the new standards or cease using hazardous waste as a supplemental fuel.

A by-product of many of the Company's cement manufacturing plants is cement kiln dust (CKD). CKD has been excluded from regulations as a hazardous waste under the so-called Bevill amendment to the RCRA until the EPA completes a study of CKD, determines whether it should be regulated as a hazardous waste, and issues appropriate implementing regulations. In January 1995 the EPA issued a regulatory determination in which it found that certain CKD management practices create unacceptable risks that require additional regulation. The EPA specifically identified the potential for groundwater contamination from CKD management in karst terrain, fugitive emissions from CKD handling and management, and surface water/stormwater runoff from CKD management areas. In March 1995 the Company joined other cement manufacturers in submitting to the EPA a proposed enforceable agreement for managing CKD. After a lengthy legal review, the EPA decided that it lacks the legal authority to enter into an enforceable agreement. In 1996 the EPA announced that it was recommencing the process of developing CKD management standards using industry standards as the technical starting point and Subtitle C of RCRA as its legal authority. The Company believes it is inappropriate for the EPA to develop CKD standards under Subtitle C of RCRA. The Company and other cement manufacturers, through their trade association, have been working with the EPA and various states to develop an approach for implementation of CKD management standards using state solid waste authority rather than federal Subtitle C authority.

The EPA has advised that it will likely propose some form of a CKD management standard in 1998. Should the EPA ultimately proceed to promulgate highly tailored CKD management standards, the Company is likely to incur additional capital costs and operational expenses to meet these new standards. In order to mitigate the longer-term impact of CKD regulation at the federal and/or state levels, the Company has undertaken a program to assess its management practices for CKD at operational and inactive facilities in both the U.S. and Canada. The Company has also been voluntarily taking remedial steps and instituting management practices consistent with the industry practices for CKD management as well as assessing and modifying process operations, evaluating and using alternative raw materials, and implementing new technologies to reduce the generation of CKD.

As with many industrial companies in the U.S. and Canada, the Company has been involved in certain remedial actions to clean up or to close certain historical waste disposal and/or contaminated sites, as required by federal, provincial, and/or state laws. In addition, the Company has voluntarily initiated cleanup activities at certain of its properties in order to mitigate long-term liability exposure and/or to facilitate the sale of such property. The Company routinely reviews all its active properties, as well as its idle properties, to determine whether remediation is required, the adequacy of accruals for such remediation, and the status of all remediations. It has been the Company's experience that, over time, sites are added to and removed from the remediation list as cleanup actions are finalized and, where necessary, governmental signoff is obtained, or when it is determined that no governmental action will be initiated.

The Company is currently involved in two federal Superfund remediations. At one site the remedial activities are complete, long-term maintenance and monitoring are under-way, partial contribution has been obtained from financially viable parties and claims against insurance carriers are being pursued. At the other site, the potentially responsible parties named by the EPA have initiated a third-party action against some 47 other parties including the Company. The suit alleges that in 1969 a predecessor company of the Company sold equipment that may have contained hazardous substances that may now be present at the site. It appears that the largest disposer of hazardous substances at this site is the U.S. Department of Defense, and that numerous other large disposers of hazardous substances are associated with this site. Because this matter relates to events far in the past by a predecessor entity, and because of the large number of parties involved in the site, it is difficult to evaluate potential liability with respect to this site. However, the Company believes that its ultimate liability will not be material.

The Clean Air Act Amendments of 1990 require the EPA to develop air toxics regulations for a broad spectrum of industrial sectors, including portland cement manufacturing. New MACT standards are to be established that will require plants to install the best feasible control equipment for certain hazardous air pollutants, thereby significantly reducing air emissions. The Company is actively participating with other cement manufacturers in working with the EPA to define test protocols, better define the scope of MACT standards, determine the existence and feasibility of various technologies, and develop realistic emission limitations and continuous emissions monitoring/reporting requirements for the cement industry. It is expected that the EPA will develop proposed standards for existing and new facilities and publish them for review and public comment by early 1998. Final MACT regulations are anticipated in 1999 and existing facilities will then have three years to meet the standards or close down operations. The Company's proposed new Sugar Creek, Missouri, plant must meet the new MACT standards at the time of startup. Management believes that several of its plants will likely be required to upgrade and/or replace existing air pollution control and/or emissions monitoring equipment as a result of MACT regulations. Management will not be able to determine the cost of such new equipment until the EPA proposes the MACT emission standards.

Title V of 1990 Clean Air Act Amendments may potentially result in significant capital expenditures and operational expenses for the Company. The Clean Air Act Amendments established a new federal operating permit and fee program for many manufacturing operations. Under the Act, the Company's U.S. operations deemed to be "major sources" of air pollution must submit detailed permit applications and pay recurring permit fees. As part of this process, the Company's representatives have been discussing permit application requirements with the respective state agencies having ultimate responsibility for review and issuance of federal and/or state operating permits. The new permitting requirements primarily affect the Company's cement manufacturing, gypsum wallboard and waste-fuel operations. The Company has submitted or will be submitting applicable permit applications.

In July 1997 the EPA promulgated revisions to two National Ambient Air Quality Standards under the Clean Air Act -- particulate matter and photochemical oxidants (ozone). Because of the nature of the Company's operations, the proposed addition of a particulate matter standard that will regulate particles
2.5 microns or less in diameter, and the regulation of nitrogen oxides emissions as the precursor pollutants to ozone, is of potential concern. Implementation of these new standards will not immediately have an impact on industrial operations. The first step is a several-year data collection and analysis activity by the states to determine whether or not the state will be able to meet the new standards. If a state is unable to demonstrate that it attains the standards, it will then be required to modify its air quality implementation plan to describe actions to meet the new standards. This initial phase will take several years to complete. It is presently unknown whether states in which the Company operates will be able to meet the new standards, how the states will modify their implementation plans to demonstrate compliance and/or the ultimate technology and cost impact on the Company's operations.

An evolving issue of significance to the Company in the U.S. and Canada is global climate change, or CO2 stabilization/reduction. In December 1997 the United Nations held an international convention in Kyoto, Japan to take further international action to ensure CO2 stabilization and/or reduction after the turn of the century. The conference agreed to a protocol to the United Nations Framework Convention on Climate Change originally adopted in May 1992. The protocol establishes quantified emission reduction commitments for certain developed countries, including the U.S. and Canada, and certain countries that are undergoing the process of transition to a market economy. These reductions are to be obtained by 2008-2012. The protocol will be available for signature by member countries starting in the spring of 1998. The protocol will require Senate ratification and enactment of implementing legislation before it becomes effective in the United States. The conference will resume in November 1998 to continue work on issues not fully resolved in the Kyoto Protocol. The consequences of CO2 reduction measures for cement producers are potentially significant because CO2 is generated from combustion of fuels such as coal and coke in order to generate the high temperatures necessary to manufacture cement clinker (which is then ground with gypsum to make cement). In addition, CO2 is generated in the calcining of limestone to make cement clinker. Any imposition of raw material or production limitations or fuel-use or carbon taxes could have a significant impact on the cement manufacturing industry. The Canadian cement industry, including the Company, has entered into a voluntary commitment with the Canadian government to annually improve energy efficiency 0.7% per ton of clinker from 1990 to 2000. In the U.S., the Company in 1996 joined the EPA's Climate Wise program. This voluntary program is geared to promote energy efficiency in industrial operations and thereby reduce or stabilize the CO2 emissions that result from the generation of electricity. It will not be possible to determine the impact on the Company until governmental requirements are defined and/or the Company can determine whether emission offsets and/or credits are obtainable, and whether alternative cementitious products can be substituted.

Because of differences between requirements in the U.S. and Canada and the complexity and uncertainty of existing and future environmental requirements, permit conditions, costs of new and existing technology, potential remedial costs and insurance coverages, and/or enforcement-related activities and costs, it is difficult for management to estimate the ultimate level of Company expenditures related to environmental matters. While amounts accrued and paid in the past have not been material, the Company's capital expenditures and operational expenses for environmental matters have increased and are likely to increase in the future. The Company cannot determine at this time whether capital expenditures and other remedial action that the Company may be required to undertake to comply with the changing environmental protection laws will materially affect its capital expenditures or earnings. However, with respect to known environmental contingencies, the Company has recorded provisions for estimated probable liabilities and does not believe that the ultimate resolution of such matters will have a material effect on the Supplemental Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION OF SUPPLEMENTAL CASH FLOWS

The Supplemental Consolidated Statements of Cash Flows summarize the Company's main sources and uses of cash. These statements show the relationship between the operations presented in the Supplemental Consolidated Statements of Income and liquidity and financial resources depicted in the Supplemental Consolidated Balance Sheets.

The Company's liquidity requirements arise primarily from the funding of its capital expenditures, working capital needs, debt service obligations and dividends. The Company has met its operating liquidity needs primarily through internal generation of cash and expects to do so in the future. However, because of the seasonality of the Company's business, cash balances decline in the first two calendar quarters. Short-term borrowings are generally used to fund seasonal operating requirements.

The net cash provided by operations for each of the three years presented reflects the Company's net income adjusted for noncash items. Depreciation and depletion increased in 1997 due to the full year impact of the gypsum wallboard acquisition and other capital projects completed in 1996 and in 1997. Depreciation and depletion increased from 1995 to 1996 due to higher capital spending and acquisitions. Deferred income taxes affected the operating cash flow primarily because of a 1995 decrease in the valuation allowance and the 1996 and 1997 realization of certain deferred tax assets. The changes in working capital are discussed in Management's Discussion of Financial Position.

Cash flows from investing consist primarily of capital expenditures and acquisitions offset by proceeds from property, plant and equipment dispositions. Investing activities include $11.1 million of cash obtained through the Redland acquisition. Capital investments by product line, including acquisitions, were as follows (in millions):

                                               Years Ended December 31
                                        ----------------------------------------
                                            1997           1996           1995
                                        ----------     ----------     ----------
Cement                                  $     74.2     $     74.2     $     97.1
Construction materials                        52.4           68.3           53.0
Gypsum                                         3.3           63.8             --
Other                                          2.9            2.0            1.1
                                        ==========     ==========     ==========
Total capital investments               $    132.8     $    208.3     $    151.2
                                        ==========     ==========     ==========

Capital expenditures (including the Redland acquisition and other acquisitions already completed or in process) are expected to be approximately $1.07 billion in 1998. The Company intends to invest in projects that maintain or improve the performance of its plants as well as in acquisition opportunities that will enhance the Company's competitive position in the U.S. and Canada. In September 1996 the Company acquired G-P Gypsum Corp.'s (a subsidiary of Georgia Pacific Corporation) gypsum wallboard manufacturing plants in Buchanan, New York, and Wilmington, Delaware. In October 1995 the Company announced plans to build cement plants to replace existing facilities in Richmond, British Columbia, and Sugar Creek, Missouri. The Company projects a capital investment of approximately $105 million for the Richmond plant, which is expected to be completed in 1999. The Sugar Creek plant and a deep limestone quarry are expected to cost approximately $150 million and to become operational in the year 2000.

On June 3, 1998, the Company consummated the acquisition of a number of construction materials businesses from Lafarge S.A., its majority shareholder, for $690 million, subject to working capital adjustments. A short-term loan of $650 million was obtained from Lafarge S.A. on June 3, 1998 to finance the acquisition. Interest on the loan was at LIBOR plus 30 basis points. The Company expects to repay the loan through the issuance of $650 million in long-term public debt expected to be completed in the third quarter.

Capital spending and dividend requirements are anticipated to be funded by existing cash and cash flows from operations, supplemented by short-term borrowings as needed. In August 1996 the Company sold two cement terminals on the Ohio River and in May 1996 the Company sold a sand and gravel operation in Pittsburgh, Pennsylvania. In 1995 the Company sold its equity interest in a Texas aggregate operation. During 1997 and 1996, the Company's proceeds from the sale of nonstrategic assets, surplus land and other miscellaneous items totaled $18.9 million and $29.1 million, respectively.

Excluding the additional Redland debt reflected on the next page, the Company has reduced its net debt by $146.4 million during the three years ended December 31, 1997. This reduction was the result of improved earnings from operations, proceeds from the divestment of nonstrategic assets and moderate levels of capital spending. The reduction of debt in 1997 is mainly attributable to the retirement of medium-term notes and $50 million of related party debt. In December 1996 the Company redeemed all the $100 million outstanding 7% Convertible Debentures dated July 1, 1988. The redemption price was 101.4% of the principal amount plus accrued interest. As a result of the redemption, the Company incurred a pretax charge of $2.2 million in the fourth quarter of 1996 ($1.3 million after taxes).

The Company has access to a wide variety of short-term and long-term financing alternatives in both the U.S. and Canada and has bilateral revolving credit facilities with six institutions for total commitments of $150 million. At December 31, 1997 no amounts were outstanding under these credit facilities.

MANAGEMENT'S DISCUSSION OF SUPPLEMENTAL FINANCIAL POSITION


The Supplemental Consolidated Balance Sheets summarize the Company's financial position at December 31, 1997 and 1996.

Lafarge S.A., the majority stockholder of the Company acquired Redland PLC in December 1997. The Company acquired Redland from Lafarge S.A. on June 3, 1998 for $690 million, subject to working capital adjustments. Since the Company acquired Redland from its parent, the acquisition was accounted for similar to a pooling of interests for financial reporting purposes. Accordingly, Redland assets and liabilities acquired by the Company from Lafarge S.A. were transferred to the Company at Lafarge S.A.'s historical cost, which approximates the purchase price paid by the Company. The accompanying supplemental consolidated balance sheet for the year ended December 31, 1997 includes a combination of the accounts of Redland and the Company retroactive to the date of acquisition of Redland by Lafarge S.A.

The following table illustrates the combination of the financial statements of Lafarge Corporation and the Redland businesses acquired.

                                                          Year Ended December 31, 1997
                                          -----------------------------------------------------------
                                            Lafarge                     Acquisition         Total
                                          Corporation    Redland(A)    Adjustments(B)   Consolidated
                                          ----------     ----------    --------------   ------------
Current assets                            $  815,968     $  133,478    $        --       $  949,446
Property, plant and  equipment, net          876,744        413,438             --        1,290,182
Excess of cost over net tangible
   assets of businesses acquired, net         27,859        307,628             --          335,487
Other assets                                 178,486         21,250             --          199,736
                                          ----------     ----------    -----------       ----------
Total Assets                              $1,899,057     $  875,794    $        --       $2,774,851
                                          ==========     ==========    ===========       ==========

Current liabilities                       $  295,732     $  201,415    $  (110,563)      $  386,584
Payable to Lafarge S.A.                           --             --        690,000          690,000
Long-term debt                               132,337        102,020        (99,114)         135,243
Other long-term liabilities                  215,300         92,036             --          307,336
                                          ----------     ----------    -----------       ----------
Total liabilities                            643,369        395,471        480,323        1,519,163
                                          ----------     ----------    -----------       ----------

Total Shareholders' Equity                 1,255,688        480,323       (480,323)       1,255,688
                                          ----------     ----------    -----------       ----------

Total Liabilities and Shareholders'
   Equity                                 $1,899,057     $  875,794    $         --      $2,774,851
                                          ==========     ==========    ============      ==========

The items in columns (A) and (B) above represent the changes in the Lafarge Corporation balance sheet related to the Redland businesses acquired by the Company.

The following discussion addresses changes within the Company's balance sheet from December 31, 1996 to December 31, 1997, excluding the impact of the Redland acquisition unless otherwise noted.

The value reported for Canadian dollar denominated net assets decreased from December 31, 1996 as a result of a decline in the value of the Canadian dollar relative to the U.S. dollar. At December 31, 1997 the U.S. dollar equivalent of a Canadian dollar was $.70 versus $.73 at December 31, 1996.

Working capital, excluding cash, short-term investments, current portion of long-term debt and the impact of exchange rate changes, decreased $40.4 million from December 31, 1996 to December 31, 1997. Accounts receivable decreased $25.9 million primarily due to improved collections, mainly in eastern Canada.

Net property, plant and equipment increased $9.0 million during 1997. The impact of exchange rate changes was approximately $14.5 million. Depreciation and divestments were $99.9 million and $9.0 million, respectively. Capital expenditures and acquisitions of fixed assets totaled $132.4 million. The excess of cost over net tangible assets of businesses acquired relates primarily to a 1981 U.S. acquisition and the 1997 acquisition of Redland.

The Company's capitalization, after considering the Redland acquisition, is summarized in the following table:

                                                           December 31
                                                 ------------------------------
                                                    1997                1996
                                                 ------------------------------
Long-term debt                                          8.0%               11.0%
Other long-term liabilities                            18.1%               13.8%
Shareholders' equity                                   73.9%               75.2%
                                                 ----------          ----------
Total capitalization                                  100.0%              100.0%
                                                 ==========          ==========

The increase in shareholders' equity is discussed in Management's Discussion of Supplemental Shareholders' Equity. The decline in long-term debt is discussed in Management's Discussion of Supplemental Cash Flows.

MANAGEMENT'S DISCUSSION OF SUPPLEMENTAL SHAREHOLDERS' EQUITY

The Supplemental Consolidated Statements of Shareholders' Equity summarize the activity in each component of shareholders' equity for the three years presented. In 1997 shareholders' equity increased by $145.1 million, mainly from net income of $182.0 million and $18.7 million from exercise of stock options partially offset by a decrease in foreign currency translation adjustments of $34.0 million (resulting from a decrease in the value of the Canadian dollar relative to the U.S. dollar) and dividend payments, net of reinvestments, of $23.0 million.

Shareholders' equity increased $129.6 million in 1996 due to net income of $140.9 million partially offset by dividend payments, net of reinvestments, of $12.2 million.

Common equity interests include common shares and the Lafarge Canada Inc. exchangeable shares, which have comparable voting, dividend, and liquidation rights. Common shares are traded on the New York Stock Exchange under the ticker symbol "LAF" and on the Toronto Stock Exchange and the Montreal Exchange. The exchangeable shares are traded on the Montreal Exchange and the Toronto Stock Exchange under the ticker symbol "LCI.PR.E."

The following table reflects the range of high and low closing prices of common shares by quarter for 1997 and 1996 as quoted on the New York Stock Exchange:

                                                              Quarters Ended
                                        -----------------------------------------------------------
                                         March            June              Sept.           Dec.
                                          31               30                30              31
                                        -------          -------           -------        ---------
1997 Stock Prices
            High                        $24 3/8          $25 7/8           $33            $33  9/16
            Low                          20 1/8           22 1/8            24 3/4         25 13/16
1996 Stock Prices
            High                        $19 3/8          $21 3/4           $20 7/8        $20  3/8
            Low                          18 1/4           18 5/8            18 1/8         18  1/4

Dividends are summarized in the following table (in thousands, except per share amounts):

                                                     Years Ended December 31
                                           ------------------------------------------
                                             1997            1996            1995
                                           ----------      ----------      ----------
Common equity dividends                    $   30,019      $   28,008      $   25,898

Less dividend reinvestments                    (7,010)        (15,843)        (15,784)
                                           ----------      ----------      ----------

Net cash dividend payments                 $   23,009      $   12,165      $   10,114
                                           ==========      ==========      ==========

Common equity dividends per share          $      .42      $      .40      $     .375
                                           ==========      ==========      ==========

MANAGEMENT'S DISCUSSION OF SUPPLEMENTAL SELECTED FINANCIAL DATA

The Supplemental Selected Consolidated Financial Data (F-29) provide both a reference for some data frequently requested about the Company and a useful record for reviewing trends.

The Company's net sales increased by 5 percent from 1993 to 1994 due to increases in cement and ready-mixed concrete shipments and higher cement prices. Net sales were reduced by the declining value of the Canadian dollar relative to the U.S. currency and divestments. Net sales declined 6 percent in 1995 due to divestments, weak construction activity in Canada and poor weather in the fourth quarter relative to 1994, partially offset by higher cement prices. The Company's net sales increased 12 percent in 1996 due to higher product shipments and prices as well as the effect of acquisitions (in late 1995 and early 1996) in the construction materials operations. Net sales also improved from the entry into the gypsum wallboard business. Net sales in 1997 increased 10 percent mainly due to increased product shipments, higher cement and ready-mixed concrete prices, and full year operation of the gypsum wallboard business. See Management's Discussion of Income for additional details on net sales.

Inflation has not been a significant factor in the Company's sales or earnings growth because of low inflation rates in recent years and because the Company continually attempts to offset the effect of inflation by improving operating efficiencies, especially in the areas of selling and administrative expenses, productivity and energy costs. The ability to recover increasing costs by obtaining higher prices for the Company's products varies with the level of activity in the construction industry and the availability of products to supply a local market.

Net cash provided by operations consists of net income (loss) adjusted primarily for depreciation and a restructuring provision and related payments in 1994 and 1993. The Company is in a capital-intensive industry and as a result recognizes large amounts of depreciation. The Company has used the cash provided by operations essentially to expand its markets, improve the performance of its plants and other operating equipment, and to reduce debt.

Capital expenditures and acquisitions, excluding the Redland acquisition, totaled $666.0 million over the past five years. Significant investments during the period included: the purchase of two gypsum wallboard manufacturing facilities; a variety of cement plant projects to increase production capacity and reduce costs; the installation of receiving and handling facilities of substitute fuels and raw materials; the building and purchasing of additional distribution terminals and water transportation facilities to extend markets and improve existing supply networks; the acquisition of ready-mixed concrete plants and aggregate operations; and the modernization of the construction materials mobile equipment fleet.

Item. 8.

     SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


The following financial information is included on the pages indicated:

                                                                           Page
                                                                           ----
Report of Independent Public Accountants                                   F-54

Supplemental Consolidated Balance Sheets                                   F-55

Supplemental Consolidated Statements of Income                             F-56

Supplemental Consolidated Statements of Shareholders' Equity               F-57

Supplemental Consolidated Statements of Cash Flows                         F-58

Notes to Supplemental Consolidated Financial Statements                    F-59

Supplemental Consolidated Valuation and Qualifying Accounts                F-82

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Lafarge Corporation:

We have audited the accompanying supplemental consolidated balance sheets of Lafarge Corporation and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. The supplemental consolidated statements give retroactive effect back to December 31, 1997 for the acquisition of certain construction materials businesses on June 3, 1998, which has been accounted for similar to a pooling of interests, as described on page F-59 of notes to supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lafarge Corporation and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, after giving retroactive effect back to December 31, 1997 for the acquisition of the construction materials businesses as described on page F-59 of notes to supplemental consolidated financial statements, all in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic supplemental consolidated financial statements taken as a whole. The supplemental consolidated Schedule II (appearing on page F-82) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic supplemental consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic supplemental consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic supplemental consolidated financial statements taken as a whole.


                                                             ARTHUR ANDERSEN LLP



Washington, D.C.
June 3, 1998

                      LAFARGE CORPORATION AND SUBSIDIARIES


SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                                                    December 31
                                                                           ----------------------------
                                                                               1997             1996
                                                                           -----------      -----------
Assets
Cash and cash equivalents                                                  $   174,163      $   116,847
Short-term investments                                                         155,368           92,496
Receivables, net                                                               327,612          287,692
Inventories                                                                    233,972          205,804
Deferred tax asset                                                              33,126           13,438
Other current assets                                                            25,205           15,953
                                                                           -----------      -----------
Total current assets                                                           949,446          732,230
Property, plant and equipment, net                                           1,290,182          867,723
Excess of cost over net tangible assets of businesses acquired, net            335,487           31,657
Other assets                                                                   199,736          181,369
                                                                           ===========      ===========
    Total Assets                                                           $ 2,774,851      $ 1,812,979
                                                                           ===========      ===========

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities                                   $   321,450      $   214,393
Income taxes payable                                                            35,364           28,151
Short-term borrowings and current portion of long-term debt                     29,770           44,821
Short-term borrowings from related parties                                          --           50,000
Payable to Lafarge S.A.                                                        690,000               --
                                                                           -----------      -----------
Total current liabilities                                                    1,076,584          337,365
Long-term debt                                                                 135,243          161,934
Other long-term liabilities                                                    307,336          203,141
                                                                           -----------      -----------
    Total liabilities                                                        1,519,163          702,440
                                                                           -----------      -----------
Commitments and Contingencies

Common Equity Interests
   Common shares ($1.00 par value; authorized 110.1 million
      shares; issued 65.3 and 62.6 million shares, respectively)                65,268           62,590
   Exchangeable shares (no par or stated value; authorized 24.3
      million shares; issued 6.4 and 7.8 million shares, respectively)          45,259           53,817
Additional paid-in capital                                                     649,082          615,993
Retained earnings                                                              593,438          441,481
Foreign currency translation adjustments                                       (97,359)         (63,342)
                                                                           -----------      -----------
    Total shareholders' equity                                               1,255,688        1,110,539
                                                                           -----------      -----------
Total Liabilities and Shareholders' Equity                                 $ 2,774,851      $ 1,812,979
                                                                           ===========      ===========

See Notes to Supplemental Consolidated Financial Statements

                      LAFARGE CORPORATION AND SUBSIDIARIES


SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)


                                                         Years Ended December 31
                                               ---------------------------------------------
                                                   1997             1996             1995
                                               -----------      -----------      -----------
Net Sales                                      $ 1,806,351      $ 1,649,280      $ 1,472,159

Costs and expenses

   Cost of goods sold                            1,335,206        1,251,886        1,149,168

   Selling and administrative                      160,963          151,442          141,112

   Amortization                                      3,748            2,996            2,361

   Other expense (income), net                       5,536            6,578           (5,868)

   Interest expense                                 19,949           24,118           27,086

   Interest income                                 (13,285)         (10,068)         (11,867)
                                               -----------      -----------      -----------

Total costs and expenses                         1,512,117        1,426,952        1,301,992
                                               -----------      -----------      -----------

Pre-tax income                                     294,234          222,328          170,167

Income taxes                                       112,258           81,462           40,554
                                               -----------      -----------      -----------

Net Income                                     $   181,976      $   140,866      $   129,613
                                               ===========      ===========      ===========

Net Income Per Common Equity Share-Basic       $      2.56      $      2.02      $      1.89
                                               ===========      ===========      ===========

Net Income Per Common Equity Share-Diluted     $      2.54      $      1.95      $      1.82
                                               ===========      ===========      ===========

Dividends Per Common Equity Share              $      0.42      $      0.40      $     0.375
                                               ===========      ===========      ===========


See Notes to Supplemental Consolidated Financial Statements

                      LAFARGE CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands)

                                                                         Years Ended December 31
                                         --------------------------------------------------------------------------------------
                                                    1997                           1996                         1995
                                         --------------------------------------------------------------------------------------
                                            Amount        Shares         Amount         Shares         Amount          Shares
                                         -----------    -----------    -----------    -----------    -----------    -----------
Common Equity Interests
   Common Shares
     Balance at January 1                $    62,590         62,590    $    60,735         60,735    $    59,694         59,694
     Issuance of Common Shares for:
       Dividend reinvestment plans               256            256            814            814            812            812
       Employee stock purchase plan               33             33             36             36             36             36
     Exchange of Exchangeable Shares           1,421          1,421            810            810             59             59
     Exercise of stock options                   968            968            195            195            134            134
                                         -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31                   $    65,268         65,268    $    62,590         62,590    $    60,735         60,735
                                         ===========    ===========    ===========    ===========    ===========    ===========

   Exchangeable Shares
    Balance at January 1                 $    53,817          7,764    $    58,311          8,501    $    57,805          8,494
    Issuance of Exchangeable
     Shares for:
       Dividend reinvestment plans             1,035             40            827             45            722             39
       Employee stock purchase plan              180             26            190             28            182             27
   Exchange of Exchangeable Shares            (9,773)        (1,421)        (5,511)          (810)          (398)           (59)
                                         -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31                   $    45,259          6,409    $    53,817          7,764    $    58,311          8,501
                                         ===========    ===========    ===========    ===========    ===========    ===========

Additional Paid-In Capital
   Balance at January 1                  $   615,993                   $   593,310                   $   576,054
   Issuance of Common and/or
      Exchangeable Shares for:
       Dividend reinvestment plans             5,719                        14,203                        14,250
       Employee stock purchase plan            1,241                         1,154                         1,001
   Exchange of Exchangeable Shares             8,352                         4,701                           339
   Exercise of stock options                  17,777                         2,625                         1,666
                                         -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31                   $   649,082                   $   615,993                   $   593,310
                                         ===========    ===========    ===========    ===========    ===========    ===========

Retained Earnings
   Balance at January 1                  $   441,481                   $   328,623                   $   224,908
   Net Income                                181,976                       140,866                       129,613
   Dividends-common equity interests         (30,019)                      (28,008)                      (25,898)
                                         -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31                   $   593,438                   $   441,481                   $   328,623
                                         ===========    ===========    ===========    ===========    ===========    ===========

Foreign Currency Translation
Adjustments
   Balance at January 1                  $   (63,342)                  $   (60,001)                  $   (77,007)
   Translation adjustments                   (34,017)                       (3,341)                       17,006
                                         -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31                   $   (97,359)                  $   (63,342)                  $   (60,001)
                                         ===========    ===========    ===========    ===========    ===========    ===========
Total Shareholders' Equity               $ 1,255,688                   $ 1,110,539                   $   980,978
                                         ===========    ===========    ===========    ===========    ===========    ===========

See Notes to Supplemental Consolidated Financial Statements

                      LAFARGE CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                         Years Ended December 31
                                                                 -----------------------------------------
                                                                     1997           1996           1995
                                                                 -----------    -----------    -----------
Cash Flows from Operations
   Net income                                                    $   181,976    $   140,866    $   129,613
   Adjustments to reconcile net income to net cash provided by operations
      Depreciation, depletion, and amortization                      106,304        100,507         94,321
      Provision for bad debts                                          2,365            255            588
      Deferred income taxes                                            9,815          8,491        (25,101)
      Gain on sale of assets                                          (6,038)        (4,085)       (14,585)
      Other noncash charges and credits, net                           2,512           (156)        (2,918)
      Net change in operating working capital (see below)*            39,052        (37,847)       (63,651)
                                                                 -----------    -----------    -----------
Net Cash Provided by Operations                                      335,986        208,031        118,267
                                                                 -----------    -----------    -----------

Cash Flows from Investing
   Capital expenditures                                             (123,970)      (124,790)      (121,882)
   Acquisitions                                                       (8,817)       (83,484)       (29,319)
   Purchases of short-term investments, net                          (62,872)        (7,980)       (34,016)
   Proceeds from property, plant and equipment dispositions           18,947         29,126         34,628
   Other                                                               7,110           (203)         2,920
                                                                 -----------    -----------    -----------
Net Cash Used for Investing                                         (169,602)      (187,331)      (147,669)
                                                                 -----------    -----------    -----------

Cash Flows From Financing
   Repayment of long-term debt                                       (16,758)      (109,021)       (24,314)
   Short-term borrowings                                             (77,850)        77,850             --
   Issuance of equity securities, net                                 20,199          4,201          3,019
   Dividends, net of reinvestments                                   (23,009)       (12,165)       (10,114)
                                                                 -----------    -----------    -----------
Net Cash Consumed by Financing                                       (97,418)       (39,135)       (31,409)
                                                                 -----------    -----------    -----------

Effect of exchange rate changes                                      (11,650)        (1,153)         4,189
                                                                 -----------    -----------    -----------

Net Increase (Decrease) in Cash and Cash Equivalents                  57,316        (19,588)       (56,622)

Cash and Cash Equivalents at Beginning of Year                       116,847        136,435        193,057

                                                                 -----------    -----------    -----------
Cash and Cash Equivalents at End of Year                         $   174,163    $   116,847    $   136,435
                                                                 ===========    ===========    ===========

*Analysis of Changes in Operating Working Capital Items
   Receivables, net                                              $    22,779    $   (20,015)   $     7,550
   Inventories                                                        (7,692)        11,249        (31,147)
   Other current assets                                               (2,287)           (97)          (773)
   Accounts payable and accrued liabilities                           19,262        (25,479)       (30,870)
   Income taxes payable                                                6,990         (3,505)        (8,411)
                                                                 -----------    -----------    -----------
Net Change in Operating Working Capital                          $    39,052    $   (37,847)   $   (63,651)
                                                                 ===========    ===========    ===========

See Notes to Supplemental Consolidated Financial Statements

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Together with its subsidiaries, Lafarge Corporation (Lafarge or the Company), a Maryland corporation, is engaged in the production and sale of cement, ready-mixed concrete, aggregates, other concrete products and gypsum wallboard. Lafarge operates in the U.S. and its major operating subsidiary, Lafarge Canada Inc. (LCI), operates throughout Canada. The primary U.S. markets are in the midwestern, midsouth, northeastern, north-central and northwestern areas. Lafarge's wholly owned subsidiary, Systech Environmental Corporation, supplies cement plants with substitute fuels and raw materials. Lafarge S.A., a French corporation, and certain of its affiliates (Lafarge S.A.) own a majority of the voting securities of Lafarge.

Lafarge S.A., the majority stockholder of Lafarge acquired Redland PLC in December 1997. The Company acquired certain Redland PLC businesses in North America (Redland) from Lafarge S.A. on June 3, 1998 for $690 million, subject to working capital adjustments. Since the Company acquired Redland from its parent, the acquisition is accounted for similar to a pooling of interests for financial reporting purposes. Accordingly, Redland assets and liabilities acquired by the Company from Lafarge S.A. were transferred to the Company at Lafarge S.A.'s historical cost, which approximates the purchase price paid by the Company. The accompanying supplemental consolidated balance sheet, statement of cash flows and statement of shareholders' equity for the year ended December 31, 1997 include a combination of the accounts of Redland and the Company retroactive to the date of acquisition by Lafarge S.A. A payable to Lafarge S.A. for $690 million is recorded for the acquisition. There was no change to the 1997 statement of income as the impact was not material.

Generally accepted accounting principles prohibit giving effect to a business combination accounted for similar to a pooling of interests in financial statements that do not include the date of the combination's consummation. The accompanying supplemental financial statements do not extend through the date of consummation of the business combination (June 3, 1998). However, they will become the historical consolidated financial statements of Lafarge after financial statements covering the date of consummation of the business combination are issued (i.e., upon release of the Company's second quarter 1998 consolidated financial statements).

The Redland businesses acquired consist of the businesses of Western Mobile Inc. of Denver, Colorado; Redland Genstar Inc. of Towson, Maryland; and the aggregate operations of Redland Quarries Inc. of Hamilton, Ontario. The operations being acquired posted combined revenues of approximately $517 million in 1997.

Redland is engaged in the production and sale of aggregates, ready-mixed concrete, asphalt and performs paving and related contracting services. Redland operates primarily in the U.S. and owns two quarry operations in Ontario, Canada. The primary U.S. markets are in the western states of Colorado and New Mexico and the northeast (Maryland and New York).

ACCOUNTING AND FINANCIAL REPORTING POLICIES

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Principles of Consolidation

The supplemental consolidated financial statements include the accounts of Lafarge and all of its majority-owned subsidiaries (the Company), after the elimination of intercompany transactions, and the December 31, 1997 balance sheet accounts of Redland. Investments in affiliates in which the Company has less than a majority ownership are accounted for by the equity method. Certain reclassifications have been made to the prior year financial statements to conform to the 1997 presentation.

Foreign Currency Translation

The assets and liabilities of LCI and the Canadian operations of Redland are translated at the exchange rate prevailing at the balance sheet date. Related revenue and expense accounts for these subsidiaries are translated using the average exchange rate during the period. Foreign currency translation adjustments are disclosed as a separate item in shareholders' equity.

Revenue Recognition

Revenue from the sale of cement, concrete products, aggregates, and gypsum wallboard is recorded when the products are shipped. Revenue from waste recovery and disposal is recorded when the material is received, tested and accepted. Revenue from road construction contracts is recognized on the basis of units of work completed, while revenue from other indivisible lump sum contracts is recognized using the percentage-of-completion method.

Derivative Financial Instruments

The Company, at times, uses derivative financial instruments (Derivatives) in order to hedge the impact of changes in interest rates. These Derivatives are not held or issued for trading purposes.

The Company is a party to an interest rate swap contract (Interest Swap) requiring the Company to make a fixed interest rate payment and to receive a floating interest rate payment from a commercial bank. This Interest Swap was transacted in order to hedge a portion of the Company's floating interest rate borrowings from significant changes in interest rates. The net difference in interest payments is recognized over the life of the Interest Swap as a component in the "Interest Expense" caption in the Consolidated Statements of Income.

The Company also enters into forward contracts used to hedge interest rate changes on debt. The differentials to be received or paid under such contracts designated as forward interest rate hedges are recognized in income over the life of the associated debt as adjustments to Interest Expense.

Cash and Cash Equivalents

The Company considers liquid investments purchased with an original maturity of three months or less to be cash equivalents. Because of the short maturity, their carrying amounts approximate fair value.

Short-Term Investments

Short-term investments consist primarily of commercial paper with original maturities beyond three months and fewer than 12 months. Such short-term investments are carried at cost, which approximates fair value, due to the short period of time to maturity.

Inventories

Inventories are valued at lower of cost or market. The Company's U.S. cement inventories other than maintenance and operating supplies are stated at last-in, first-out (LIFO) cost and all other inventories are valued at average cost.

Property, Plant and Equipment

Depreciation of property, plant and equipment is computed for financial reporting purposes by the straight-line method over the estimated useful lives of the assets. These lives range from three years on light mobile equipment to 40 years on certain buildings. Land and mineral deposits include depletable raw material reserves on which depletion is recorded using the units-of-production method.

Excess of Cost Over Net Tangible Assets of Businesses Acquired

The excess of cost over fair value of net tangible assets of businesses acquired (goodwill) is amortized using the straight-line method over periods not exceeding 40 years. Goodwill related to Redland businesses acquired will be amortized over lives averaging 30 years. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. In evaluating impairment, the Company estimates the sum of the expected future cash flows, undiscounted and without interest charges, derived from such goodwill over its remaining life. The Company believes that no impairment exists at December 31, 1997. The amortization recorded for 1997, 1996 and 1995 was $3.7 million, $3.0 million and $2.4 million, respectively. Accumulated amortization at December 31, 1997 and 1996 was $44.3 million and $40.6 million, respectively.

Other Postretirement Benefits

The Company accrues the expected cost of retiree health care and life insurance benefits and charges it to expense during the years that the employees render service.

In addition, the Company accrues for benefits provided to former or inactive employees after employment but before retirement when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid.

Income Taxes

Deferred income taxes are determined by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109).

Environmental Remediation Liabilities

When the Company determines that it is probable that a liability for environmental matters has been incurred, an undiscounted estimate of the required remediation costs is recorded as a liability in the financial statements, without offset of potential insurance recoveries. Costs that extend the life, increase the capacity or improve the safety or efficiency of Company owned assets or are incurred to mitigate or prevent future environmental contamination may be capitalized. All other environmental costs are expensed when incurred.

Research and Development

The Company is committed to improving its manufacturing process, maintaining product quality and meeting existing and future customer needs. These objectives are pursued through various programs. Research and development costs, which are charged to expense as incurred, were $7.2 million, $6.3 million and $6.6 million for 1997, 1996 and 1995, respectively.

Interest

Interest of $1.4 million, $1.2 million and $2.1 million was capitalized in 1997, 1996, and 1995, respectively.

Net Income Per Common Equity Share

In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128). This new standard replaces primary earnings per share (EPS) with basic EPS and fully diluted EPS with diluted EPS. The Company adopted this standard in 1997 and has restated all prior periods (see Earnings Per Share note).

The calculation of basic net income per common equity share is based on the weighted average number of Lafarge's common shares and the Exchangeable Preference Shares of LCI (exchangeable shares) outstanding in each period. The weighted average number of shares and share equivalents outstanding was (in thousands) 71,128, 69,783 and 68,666 in 1997, 1996 and 1995, respectively.

The weighted average number of shares and share equivalents outstanding, assuming dilution, was (in thousands) 71,695, 74,377 and 73,504 in 1997, 1996 and 1995, respectively, and assumed conversion of the Convertible Subordinated Debentures (convertible debentures) in 1996 and 1995. The convertible debentures were redeemed in 1996 as further explained in the Debt note.

Accounting for Stock-Based Compensation

The Company accounts for employee stock options using the method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Generally, no expense is recognized related to the Company's stock options because the option's exercise price is set at the stock's fair market value on the date the option is granted.

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), by making the required note disclosures (see Stock Option and Purchase Plans note). Accordingly, adoption of this new standard has no impact on the Company's reported financial position or operating results.

Accounting Pronouncements Not Yet Effective

In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related

Information" (SFAS 131). SFAS 130 requires that an enterprise display comprehensive income, which for the Company is the total of net income and the current year foreign currency translation adjustment, in its financial statements. SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Application of these new standards is required in financial statements for fiscal years beginning after December 15, 1997.

Acquisitions

In September 1996, the Company acquired G-P Gypsum Corp.'s (a subsidiary of Georgia-Pacific Corporation) gypsum wallboard plants in Buchanan, New York and Wilmington, Delaware.

On June 3, 1998, the Company acquired Redland from its majority shareholder, Lafarge S.A., for $690 million, subject to working capital adjustments. The Company financed the purchase through available cash resources and a $650 million short-term note from Lafarge S.A. The Company anticipates repaying the Lafarge S.A. short-term note through the issuance of $650 million in long-term public debt.

Lafarge S.A. acquired Redland as part of its purchase of Redland PLC in December 1997. The following table illustrates Lafarge S.A.'s preliminary allocation of the overall Redland PLC purchase price to Redland and the net book values transferred to Lafarge as of December 31, 1997. This allocation, which is based on outside appraisals, is preliminary and may be adjusted.

Current assets                                              $   133,478
Property, plant and equipment, including
   $154,807 of mineral deposits                             $   413,438
Goodwill (to be amortized over an average life
   of 30 years)                                             $   307,628
Other assets                                                $    21,250
Other current liabilities                                   $    90,852
Long-term debt                                              $     2,906
Other long-term liabilities                                 $    92,036

The following unaudited 1997 pro forma financial information for the Company gives effect to the Redland acquisition as if Lafarge S.A. had purchased it on January 1, 1997 (in thousands except for per share amounts). These pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation and depletion expense as a result of a step-up in the basis of property, plant and equipment, and additional amortization expense as a result of goodwill. The pro forma results of operations is not necessarily indicative of the combined earnings and results of operations had the acquisition been completed at the beginning of the year, nor is such information necessarily indicative of future results of operations.

                                                                 1997
                                                               -----------
                                                               (UNAUDITED)
PRO-FORMA:
Net Sales                                                      $  2,323,407
Net Income                                                     $    184,434
Net Income per share - Basic                                   $       2.59
Net Income per share - Diluted                                 $       2.57

RECEIVABLES

Receivables consist of the following (in thousands):

                                                             December 31
                                                       ------------------------
                                                          1997          1996
                                                       ----------    ----------
Trade and notes receivable                             $  342,760    $  305,471
Retainage on long-term contracts                           12,933         4,765
Allowances                                                (28,081)      (22,544)
                                                       ----------    ----------
Total receivables, net                                 $  327,612    $  287,692
                                                       ==========    ==========

INVENTORIES

Inventories consist of the following (in thousands):

                                                              December 31
                                                       ------------------------
                                                             1997          1996
                                                       ----------    ----------
Finished products                                      $  123,774    $  100,900
Work in process                                             8,483        13,711
Raw materials and fuel                                     55,341        45,550
Maintenance and operating supplies                         46,374        45,643
                                                       ----------    ----------
Total inventories                                      $  233,972    $  205,804
                                                       ==========    ==========

Included in the finished products, work in process and raw materials and fuel categories are inventories valued using the LIFO method of $72.3 million and $61.1 million at December 31, 1997 and 1996, respectively. If these inventories were valued using the average cost method, such inventories would have decreased by $5.1 million and $5.0 million, respectively.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands):

                                                                        December 31
                                                               --------------------------
                                                                  1997           1996
                                                               -----------    -----------
Land and mineral deposits                                      $   370,111    $   166,060
Buildings, machinery and equipment                               1,908,653      1,652,942
Construction in progress                                            79,345         74,254
                                                               -----------    -----------
Property, plant and equipment, at cost                           2,358,109      1,893,256
Less accumulated depreciation and depletion                     (1,067,927)    (1,025,533)
                                                               -----------    -----------
Total property, plant and equipment, net                       $ 1,290,182    $   867,723
                                                               ===========    ===========

OTHER ASSETS

Other assets consist of the following (in thousands):

                                                                        December 31
                                                               --------------------------
                                                                  1997           1996
                                                               -----------    -----------
Long-term receivables                                          $    20,328    $    17,082
Investments in unconsolidated companies                             22,301         22,646
Prepaid pension asset                                               92,900         88,157
Property held for sale                                              29,880         19,594
Other                                                               34,327         33,890
                                                               -----------    -----------
Total other assets                                             $   199,736    $   181,369
                                                               ===========    ===========

Property held for sale represents certain permanently closed cement plants and land that are carried at the lower of cost or estimated net realizable value.


ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following (in thousands):

                                                                        December 31
                                                               --------------------------
                                                                  1997           1996
                                                               -----------    -----------
Trade accounts payable                                         $   117,777    $    67,284
Accrued payroll expense                                             49,385         35,862
Bank overdrafts                                                     10,076         14,328
Other accrued expenses                                             144,212         96,919
                                                               -----------    -----------
Total accounts payable and accrued liabilities                 $   321,450    $   214,393
                                                               ===========    ===========

DEBT

Debt consists of the following (in thousands):

                                                                                        December 31
                                                                                   ----------------------
                                                                                      1997         1996
                                                                                   ---------    ---------
Medium-term notes maturing in various amounts between 1998 and 2006, bearing
   interest at fixed rates which range from 9.2 percent to 9.8 percent             $ 122,000    $ 138,000

Tax-exempt bonds maturing in various amounts between 1998 and 2026, bearing
   interest at floating rates which range from 4.2 percent to 6.8 percent             38,917       39,450

Short-term borrowings maturing in various amounts                                         --       27,850

Short-term borrowings from Lafarge S.A. and subsidiaries                                  --       50,000

Other                                                                                  4,096        1,455
                                                                                   ---------    ---------

Subtotal                                                                             165,013      256,755

Less short-term borrowings and current portion of long-term debt                     (29,770)     (94,821)
                                                                                   ---------    ---------
Total long-term debt                                                               $ 135,243    $ 161,934
                                                                                   =========    =========


The fair value of debt at December 31, 1997 and 1996, respectively, was approximately $179.1 million and $267.7 million compared with $165.0 million and $256.8 million included in the Consolidated Balance Sheets. This fair value was estimated based on quoted market prices or current interest rates offered to the Company for debt of the same maturity.

The scheduled annual principal payment requirements on debt for each of the five years in the period ending December 31, 2002 are as follows (in millions):

                                            Repayments
                                            ----------
          1998                                29.8
          1999                                24.6
          2000                                35.7
          2001                                30.5
          2002                                15.8
          Thereafter                          28.6

A short-term loan of $650 million was obtained from Lafarge S.A. on June 3, 1998 to finance the acquisition. Interest on the loan is at LIBOR plus 30 basis points. The Company expects to repay the loan through the issuance of $650 million of long-term public debt.

The Company has similar, bilateral revolving credit facilities with six institutions for total commitments of $150 million extending through June 1, 2001. At the end of 1997 no amounts were outstanding. The Company is required to pay annual commitment fees of 0.10 percent of the total amount of the facilities. Borrowings made under the revolving credit facilities will bear interest at variable rates based on a bank's prime lending rate or the applicable LIBOR rate.

The Company's debt agreements require the maintenance of certain financial ratios relating to fixed charge coverage and leverage. At December 31, 1997, the Company was in compliance with these requirements.

In December 1996, the Company redeemed all of the outstanding $100 million 7% Convertible Debentures dated July 1, 1988. The redemption price was 101.4 percent of the principal amount plus interest accrued to the redemption date.

As a result of the redemption, the Company incurred a pre-tax charge of $2.2 million in the fourth quarter 1996 ($1.3 million after tax or $.02 per share). Approximately $.8 million of the pre-tax charge represented previously unamortized debt issuance cost. If the redemption of the debentures had taken place on January 1, 1996, diluted earnings per share would have increased by $.06 to $2.01 for the year ended December 31, 1996.

At December 31, 1997, the Company maintained one $25 million (notional amount) Interest Swap contract which matures in 1999. As of December 31, 1997, it required the Company to pay a fixed rate of 8.7 percent in exchange for a floating rate receipt of 5.8 percent. Throughout 1997, outstanding floating interest rate borrowings exceeded the amount of this Interest Swap. Therefore, no mark-to-market provision was recorded during the year.

The differences in swapped interest rates are paid every three months pursuant to the Interest Swap contract. Although the Company is exposed to credit loss in the event of nonperformance by the other party to the Interest Swap contract, it does not anticipate nonperformance.

Based on interest rates at December 31, 1997, the net termination cost for the Company to unwind its Interest Swap was approximately $1.0 million.

As of June 3, 1998, Lafarge had entered into $600 million of interest rate hedges known as "Treasury Rate Locks" for the purpose of fixing the interest expense for the debt securities to be issued for the permanent financing of the Redland acquisition. These will be unwound on the day that the debt securities are priced on the public markets, generating a cash receipt or a cash payment, depending upon the level of the appropriate Treasury rate on that day relative to the day that the Treasury rate lock was executed. This amount, which will be added or subtracted from the gross issuance proceeds, will change the effective Treasury rate upon which the coupon for the securities is based, to the rate at which the hedge instruments were executed. The Treasury locks were executed at an average blended rate of 5.6595%.

The counterparties to derivative transactions are major financial institutions with investment grade or better credit ratings; however, the Company is exposed to credit risk with these institutions. This credit risk is generally limited to the unrealized gains in such contracts should any of these counterparties fail to perform as contracted. The Company considers the risk of counterparty default to be minimal.

OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of the following (in thousands):

                                                               December 31
                                                        ------------------------
                                                          1997          1996
                                                        ----------    ----------
Deferred income taxes                                   $  111,969    $   48,709
Minority interests                                           6,252         7,573
Accrued postretirement benefit cost                        147,647       124,867
Accrued pension liability                                   21,800        16,898
Other                                                       19,668         5,094
                                                        ----------    ----------

Total other long-term liabilities                       $  307,336    $  203,141
                                                        ==========    ==========

COMMON EQUITY INTERESTS

Holders of exchangeable shares have voting, dividend and liquidation rights that parallel those of holders of the Company's common shares. The exchangeable shares may be converted to the Company's common shares on a one-for-one basis. Dividends on the exchangeable shares are cumulative and payable at the same time as any dividends declared on the Company's common shares. The Company has agreed not to pay dividends on its common shares without causing LCI to declare an equivalent dividend in Canadian dollars on the exchangeable shares. Dividend payments and the exchange rate on the exchangeable shares are subject to adjustment from time to time to take into account certain dilutive events.

At December 31, 1997, the Company had reserved for issuance approximately 8.2 million common shares for the exchange of outstanding exchangeable shares. Additional common equity shares are reserved to cover grants under the Company's stock option program (4.3 million), employee stock purchase plan (.6 million) and issuances pursuant to the Company's optional stock dividend plan (2.1 million).

OPTIONAL STOCK DIVIDEND PLAN

The Company has an optional stock dividend plan that permits holders of record of common equity shares to elect to receive new common equity shares issued as stock dividends in lieu of cash dividends on such shares. The common equity shares are issued under the plan at 95 percent of the average market price, as defined in the plan.

STOCK OPTION AND PURCHASE PLANS

At December 31, 1997, the Company maintained two stock-based compensation plans
- a fixed stock option plan and an employee stock purchase plan. The Company applies APB Opinion No. 25 and related interpretations in accounting for these plans. Accordingly, generally no compensation cost has been recognized for these plans. If compensation cost for the Company's stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans consistent with the method described by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:

                                               Years Ended December 31
                                         ---------------------------------------
                                             1997          1996          1995
                                         -----------   -----------   -----------
NET INCOME
   As reported                           $   181,976   $   140,866   $   129,613
   Pro forma                             $   180,402   $   139,803   $   129,090

BASIC EARNINGS PER SHARE
   As reported                           $      2.56   $      2.02   $      1.89
   Pro forma                             $      2.54   $      2.00   $      1.88

DILUTED EARNINGS PER SHARE
   As reported                           $      2.54   $      1.95   $      1.82
   Pro forma                             $      2.51   $      1.94   $      1.82

The method of accounting under SFAS No. 123 has not been applied to options granted prior to January 1, 1995. The pro forma compensation cost may not be representative of that to be expected in future years.

Under the stock option plan, options to purchase the Company's common shares have been granted to key employees and directors of the Company at option prices based on the market price of the securities at the date of grant. One-fourth of the employee options granted are exercisable at the end of each year following the date of grant. Director options are exercisable based on the length of a director's service on the Company's Board of Directors and become fully exercisable when a director has served on the Board for over four years. The options expire ten years from the date of grant.

The fair value of each option grant is estimated on the date of grant for purposes of the pro forma disclosures shown above using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants made in 1997, 1996 and 1995, respectively: dividend yield of 1.90, 2.12 and 2.08 percent; expected volatility of 26.0, 37.0 and 38.4 percent; risk-free interest rates of 6.47, 5.65, and 7.55 percent; and expected lives of 5.4 for all three years.

A summary of the status of the Company's fixed stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ended on these dates is presented below:

                                                      Years Ended December 31
                         ------------------------------------------------------------------------------
                                   1997                      1996                        1995
                         ------------------------------------------------------------------------------
                                         Average                    Average                     Average
                                         Option                      Option                     Option
                          Shares         Price        Shares         Price        Shares        Price
                         ----------    ----------   ----------    ----------   ----------    ----------
Balance outstanding at
   beginning of year      2,481,287    $    17.87    2,319,837    $    17.33    2,153,720    $    17.06
Options granted             541,000         21.43      492,000         18.88      483,800         18.00
Options exercised          (967,612)        16.50     (194,925)        14.47     (134,308)        13.41
Options canceled            (70,625)        20.05     (135,625)        19.11     (183,375)        19.11
                         ----------    ----------   ----------    ----------   ----------    ----------
Balance outstanding at
   end of year            1,984,050    $    19.43    2,481,287    $    17.87    2,319,837    $    17.33
                         ==========    ==========   ==========    ==========   ==========    ==========
Options exercisable at
   end of year              886,650    $    18.35    1,452,937    $    16.83    1,379,037    $    16.09
                         ==========    ==========   ==========    ==========   ==========    ==========
Weighted-average fair
   value of options
   granted during the
   year                                $     6.50                 $     6.65                 $     7.09
                                       ==========                 ==========                 ==========

As of December 31, 1997, the 1.98 million fixed stock options outstanding under the plans have an exercise price between $12.63 and $24.13 and a weighted-average remaining contractual life of 6.93 years.

The Company's employee stock purchase plan permits substantially all employees to purchase the Company's common equity interests through payroll deductions at 90 percent of the lower of the beginning or end of plan year market prices. In 1997, 59,316 shares were issued to employees under the plan at a share price of $19.24 and in 1996, 64,345 shares were issued at a share price of $17.33. At December 31, 1997 and 1996, $.7 million was subscribed for future share purchases.

EARNINGS PER SHARE

                                                                                                              Per-Share
                                                                        Income            Shares                Amount
                                                                       -----------------------------------------------
                                                                              For the Year Ended 1997
                                                                       -----------------------------------------------
BASIC EARNINGS PER SHARE
   Net Income                                                           $181,976            71,128              $2.56
                                                                                                                =====
DILUTED EARNINGS PER SHARE
   Options                                                                    --               567
                                                                        --------            ------
   Income available to common stockholders
     plus assumed conversions                                           $181,976            71,695              $2.54
                                                                        ========            ======              =====

                                                                                   For the Year Ended 1996
                                                                       -----------------------------------------------
BASIC EARNINGS PER SHARE
   Net Income                                                           $140,866            69,783              $2.02
                                                                                                                =====
DILUTED EARNINGS PER SHARE
   Options                                                                    --               309
   Add after tax interest expense applicable
     to convertible debentures                                             4,153             4,285
                                                                        --------            ------
   Income available to common stockholders
     plus assumed conversions                                           $145,019            74,377              $1.95
                                                                        ========            ======              =====

                                                                                    For the Year Ended 1995
                                                                       -----------------------------------------------
BASIC EARNINGS PER SHARE
   Net Income                                                           $129,613            68,666              $1.89
                                                                                                                =====
DILUTED EARNINGS PER SHARE
   Options                                                                    --               318
   Add after tax interest expense applicable
     to convertible debentures                                             4,473             4,520
                                                                        --------            ------
   Income available to common stockholders
     plus assumed conversions                                           $134,086            73,504              $1.82
                                                                        ========            ======              =====

Basic earnings per common share were computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per common share assumed the exercise of stock options and in 1996 and 1995, assumed conversion of the convertible debentures. The Company's reported earnings per share for 1996 and 1995 were restated as a result of adopting SFAS No. 128, "Earnings Per Share" in 1997.

INCOME TAXES

Pre-tax income is summarized by country in the following table (in thousands):

                                                 Years Ended December 31
                                        ----------------------------------------
                                           1997           1996           1995
                                        ----------     ----------     ----------
United States*                          $  151,634     $   97,267     $   57,908
Canada*                                    142,600        125,061        112,259
                                        ----------     ----------     ----------
Pre-tax income                          $  294,234     $  222,328     $  170,167
                                        ==========     ==========     ==========


* The 1997, 1996 and 1995 amounts shown for Canada and the United States include $6.1 million, $13.7 million and $30.1 million, respectively, of adjustments resulting from an agreement reached with Revenue Canada Taxation (as described below). If these adjustments were not reflected, 1997, 1996 and 1995 pre-tax income in Canada would be decreased and pre-tax income in the U.S. would be increased by $6.1 million, $13.7 million and $30.1 million, respectively.

The provision for income taxes includes the following components (in thousands):

                                                  Years Ended December 31
                                         --------------------------------------
                                            1997          1996          1995
                                         ----------    ----------    ----------
Current
   United States                         $   46,012    $   27,600    $   25,300
   Canada                                    56,431        45,371        40,355
                                         ----------    ----------    ----------
Total current                               102,443        72,971        65,655
                                         ----------    ----------    ----------

Deferred
   United States                             12,200         8,800       (26,300)
   Canada                                    (2,385)         (309)        1,199
                                         ----------    ----------    ----------
Total deferred                                9,815         8,491       (25,101)
                                         ----------    ----------    ----------

Total income taxes                       $  112,258    $   81,462    $   40,554
                                         ==========    ==========    ==========

The Company's U.S. federal tax liability has not been finalized by the Internal Revenue Service for any year subsequent to 1983 due to the existence prior to 1995 of significant tax net operating loss and credit carryforwards. During 1995, an agreement was reached with Revenue Canada Taxation related to the pricing of certain cement sales between the Company's operations in Canada and the U.S. for the years 1984 through 1994. The result was an increase in net sales and pre-tax income in Canada by U.S. $30.1 million with corresponding adjustments in the U.S. During 1997 and 1996 the Company recorded $6.1 million and $13.7 million adjustments for the years 1996 and 1995, respectively, based on the aforementioned agreement with Revenue Canada Taxation. The impact of these adjustments was immaterial to consolidated net income. Under the terms of the Canada-U.S. Income Tax Convention, the agreement has been submitted to the Competent Authorities of Canada and the U.S. and is subject to adjustment. The purpose of the Competent Authorities is to reach agreement for the elimination of double taxation that is not in accordance with the Convention. The Company's

Canadian federal tax liability for all taxation years through 1994 has been reviewed and finalized by Revenue Canada Taxation.

A reconciliation of taxes at the U.S. federal income tax rate to the Company's actual income taxes is as follows (in millions):

                                                         Years Ended December 31
                                                  --------------------------------------
                                                     1997          1996          1995
                                                  ----------    ----------    ----------
Taxes at the U.S. federal income tax rate         $    103.0    $     77.8    $     59.6
U.S./Canadian tax rate differential                      4.3           3.7           3.4
Canadian tax incentives                                 (8.8)         (8.0)         (7.0)
State and Canadian provincial income taxes,
   net of federal benefit                               11.4           8.6           8.2
Change in valuation allowance                             --            --         (23.0)
Tax effect of certain operating losses and
   other tax credits, primarily U.S.                      --            --          (1.8)
Other items                                              2.4          (0.6)          1.2
                                                  ----------    ----------    ----------
Provision for income taxes                        $    112.3    $     81.5    $     40.6
                                                  ==========    ==========    ==========

Deferred income taxes reflect the tax consequences of "temporary differences" between the amounts of assets and liabilities, including deferred taxes related to the Redland acquisition, for financial reporting purposes and such amounts as measured by tax law. These temporary differences are determined in accordance with SFAS No. 109.

Temporary differences and carryforwards that give rise to deferred tax assets and liabilities, including deferred taxes related to the Redland acquisition, are as follows (in thousands):

                                                                     December 31
                                                               ----------------------
                                                                 1997         1996
                                                               ---------    ---------
Deferred tax assets:
   Reserves and other liabilities                              $  73,226    $  48,980
   Other postretirement benefits                                  60,074       49,785
   Tax loss carryforwards                                          7,621        4,745
   Tax credit carryforwards                                           69        2,558
                                                               ---------    ---------
Gross deferred tax assets                                        140,990      106,068
Valuation allowance                                              (24,525)     (23,296)
                                                               ---------    ---------
Net deferred tax assets                                          116,465       82,772
                                                               ---------    ---------
Deferred tax liabilities:
   Property, plant and equipment                                 160,739       85,875
   Prepaid pension asset                                          28,168       27,587
   Other                                                           6,401        4,505
                                                               ---------    ---------
Gross deferred tax liabilities                                   195,308      117,967
                                                               ---------    ---------
Net deferred tax liability                                        78,843       35,195
Net deferred tax asset--current                                   33,126       13,514
                                                               ---------    ---------
Net deferred tax liability--noncurrent                         $ 111,969    $  48,709
                                                               =========    =========

A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not under the rules of SFAS No. 109, will be realized.

At December 31, 1997, the Company had net operating loss carryforwards of $10.5 million, excluding Redland. Redland had federal net operating loss carryforwards of approximately $5.9 million and state net operating loss carryforwards of approximately $28.9 million. The net operating loss carryforwards are limited to use in varying annual amounts through 2012.

Deferred tax assets include approximately $9.2 million that represents the tax effect of transfer pricing adjustments that have not been deducted in the U.S. pending settlement between the U.S. and Canadian Competent Authorities as previously noted.

At December 31, 1997, cumulative undistributed earnings of LCI were $796.8 million. No provision for U.S. income taxes or Canadian withholding taxes has been made since the Company considers the undistributed earnings to be permanently invested in Canada. The Company's management has decided that the determination of the amount of any unrecognized deferred tax liability for the cumulative undistributed earnings of LCI is impracticable since it would depend on a number of factors that cannot be known until such time as a decision to repatriate the earnings might be made.

SEGMENT INFORMATION

The Company's single business segment includes the manufacture and sale of cement and ready-mixed concrete, precast and prestressed concrete components, concrete block and pipe, aggregates, reinforcing steel and gypsum wallboard. In addition, the Company is engaged in road building and other construction that use many of its own products, and in supplying cement plants with substitute fuels and raw materials.

Sales between the United States and Canada are accounted for at fair market value. Income from operations equals net sales plus other income less cost of goods sold, and selling and administrative expenses. It excludes interest expense, interest income and income taxes. Financial information by country is as follows (in millions):

                                                   Years Ended December 31
                                             ----------------------------------
                                               1997         1996         1995
                                             --------     --------     --------
Net Sales (1)
   United States                             $1,046.8     $  953.6     $  821.1
   Canada                                       828.9        777.5        722.3
   Eliminations                                 (69.3)       (81.8)       (71.2)
                                             --------     --------     --------
Total net sales                              $1,806.4     $1,649.3     $1,472.2
                                             ========     ========     ========

Income from operations (1)
   United States                             $  170.7     $  131.7     $  109.9
   Canada                                       130.2        104.7         75.5
                                             --------     --------     --------
Total income from operations                 $  300.9     $  236.4     $  185.4
                                             ========     ========     ========

Identifiable assets (2)
   United States                             $1,737.8     $  889.7     $  868.3
   Canada                                     1,037.1        923.3        845.6
                                             --------     --------     --------
Total identifiable assets                    $2,774.9     $1,813.0     $1,713.9
                                             ========     ========     ========

(1) The 1997, 1996 and 1995 amounts shown as income from operations for Canada and the United States exclude $6.1 million, $13.7 million and $30.1 million, respectively, of adjustments resulting from an agreement reached with Revenue Canada Taxation (as described in the Income Taxes note). If these adjustments were reflected, net sales and income from operations in Canada would be increased with corresponding adjustments in the U.S. There would be no impact on consolidated income from operations.

(2) Assets for the year ended December 31, 1997 include the assets acquired in the Redland acquisition.

SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash investing and financing activities included the issuance of 296,000, 859,000 and 851,000 common equity shares on the reinvestment of dividends totaling $7.0 million, $15.8 million and $15.8 million in 1997, 1996 and 1995, respectively. Also, the acquisition of certain Redland construction materials businesses discussed in the Acquisition footnote, which is accounted for similar to a pooling-of-interests, does not impact cash except for $11.1 million of cash in the acquired businesses at December 31, 1997. A payable to Lafarge S.A. was recorded in connection with the transfer of Redland assets and liabilities to the Company.

Cash paid during the year for interest and income taxes is as follows (in thousands):

                                               Years Ended December 31
                                      ------------------------------------------
                                          1997           1996           1995
                                      ------------   ------------   ------------
Interest                              $     20,415   $     17,595   $     15,944
Income taxes
   (net of refunds)                   $     93,045   $     74,188   $     75,218
                                      ============   ============   ============

PENSION PLANS

The Company has several defined benefit and defined contribution retirement plans covering substantially all employees. Benefits paid under the defined benefit plans are generally based on either years of service and the employee's compensation over the last few years of employment or years of service multiplied by a contractual amount. The Company's funding policy is to contribute amounts that are deductible for income tax purposes.

The following table summarizes the consolidated funded status of the Company's defined benefit retirement plans and provides a reconciliation to the consolidated prepaid pension asset and accrued pension liability recorded on the Company's Consolidated Balance Sheets at December 31, 1997 and 1996 (in millions). For 1997, the assumed settlement interest rates for the Company's U.S. plans ranged from 6.75 percent to 7.0 percent while the 1996 rate was 7.5 percent. The assumed settlement interest rates for the Canadian plans for 1997 and 1996 were 6.75 percent and 7.5 percent, respectively. For 1997 and 1996, the assumed rates of increase in future compensation levels used in determining the actuarial present values of the projected benefit obligations ranged from 4.0 percent to 4.5 percent for the Company's U.S. plans and 4.25 percent for the Canadian plans. The expected long-term rate of investment return on pension assets, which includes listed stocks, fixed income securities and real estate, for each country ranged from 8.5 percent to 9.0 percent for each year presented.

                                                      December 31, 1997                   December 31, 1996
                                              -----------------------------------------------------------------------
                                               Assets Exceed       Accumulated      Assets Exceed        Accumulated
                                                Accumulated      Benefits Exceed     Accumulated       Benefits Exceed
                                                 Benefits            Assets           Benefits            Assets
                                              ---------------    ---------------    ---------------   ---------------
Actuarial present value of:
   Vested benefit obligations                 $         368.1    $          50.7    $         316.4   $          36.0
   Accumulated benefit obligations                      375.3               52.6              319.7              39.4
                                              ===============    ===============    ===============   ===============
Projected benefit obligation
   for service rendered to date               $         457.3    $          57.0    $         354.5   $          43.1
Market value of plan assets                             546.7               24.8              433.4              17.2
                                              ---------------    ---------------    ---------------   ---------------
Plan assets in excess of (less than)
   projected benefit obligations                         89.4              (32.2)              78.9             (25.9)
Unrecognized net (gain) loss due to
   past experience different from prior
   assumptions made                                       (.3)               9.0                6.3               6.7
Unrecognized prior service costs                          9.5                 .8               11.1               1.2
Unrecognized net (assets)
   obligations at transition
   to SFAS No. 87                                        (5.7)                .6               (8.1)              1.1
                                              ---------------    ---------------    ---------------   ---------------
Prepaid pension asset
   (accrued pension liability)                $          92.9    $         (21.8)   $          88.2   $         (16.9)
                                              ===============    ===============    ===============   ===============

Net retirement cost for the years indicated includes the following components (in millions):

                                                        Years Ended December 31
                                                    -----------------------------
                                                     1997       1996       1995
                                                    -------    -------    -------
Service cost of benefits earned during the period   $  10.7    $   9.7    $   8.5
Interest cost on projected benefit obligation          28.9       28.5       28.1
Actual gain on plan assets                            (70.9)     (50.9)     (61.3)
Net amortization and deferral                          37.0       17.3       26.4
                                                    -------    -------    -------
Total defined benefit plans cost                        5.7        4.6        1.7
Defined contribution plans cost                         3.8        3.8        3.6
                                                    -------    -------    -------

Net retirement cost                                 $   9.5    $   8.4    $   5.3
                                                    =======    =======    =======

Certain employees are also covered under multi-employer pension plans administered by unions. Amounts included in the preceding table as defined benefit plans retirement cost include contributions to such plans of $4.0 million, $3.7 million and $3.2 million for 1997, 1996 and 1995, respectively. The data available from administrators of the multi-employer plans are not sufficient to determine the accumulated benefit obligation nor the net assets attributable to the multi-employer plans in which Company employees participate.

The defined contribution plans costs in the preceding table relate to thrift savings plans for eligible U.S. and Canadian employees. Under the provisions of these plans, the Company matches a portion of each participant's contribution.

OTHER POSTRETIREMENT BENEFITS

The Company provides certain retiree health and life insurance benefits to eligible employees who retire in the U.S. or Canada. Salaried participants generally become eligible for retiree health care benefits when they retire from active service at age 55 or later, although there are some variances by plan or unit in Canada and the U.S. Benefits, eligibility and cost-sharing provisions for hourly employees vary by location and/or bargaining unit. Generally, the health plans pay a stated percentage of most medical/dental expenses reduced for any deductible, copayment and payments made by government programs and other group coverage. These plans are unfunded. An eligible retiree's health care benefit coverage is coordinated in Canada with Provincial Health and Insurance Plans and in the U.S., after attaining age 65, with Medicare. Certain retired employees of businesses acquired by the Company are covered under other care plans that differ from current plans in coverage, deductibles and retiree contributions.

In the U.S., salaried retirees and dependents under age 65 have a $1,000,000 health care lifetime maximum benefit. At age 65 or over, the maximum is $50,000. Lifetime maximums for hourly retirees are governed by the location and/or bargaining agreement in effect at the time of retirement. In Canada, some units have maximums, but in most cases there are no lifetime maximums. In some units in Canada, spouses of retirees have lifetime medical coverage.

In Canada, both salaried and nonsalaried employees are generally eligible for life insurance benefits. In the U.S., life insurance is provided for a number of hourly retirees as stipulated in their hourly bargained agreements but not for salaried retirees except those of certain acquired companies.

The following table sets forth the plans' combined status reconciled with the accrued postretirement benefit cost included in the Company's Consolidated Balance Sheets (in thousands):

                                                                 December 31
                                                             -------------------
                                                               1997       1996
                                                             --------   --------
Accumulated postretirement benefit obligation
   Retirees                                                  $ 99,073   $ 74,832
   Fully eligible active participants                          17,766     13,417
   Other active participants                                   24,890     19,646
                                                             --------   --------

Total accumulated postretirement benefit obligation           141,729    107,895
Unrecognized net gain                                           2,871     13,320
Unrecognized prior service cost                                 3,047      3,652
                                                             --------   --------

Accrued postretirement benefit cost                          $147,647   $124,867
                                                             ========   ========

Net periodic postretirement benefit cost includes the following components (in thousands):

                                                        Years Ended December 31
                                                    --------------------------------
                                                      1997        1996        1995
                                                    --------    --------    --------
Service cost of benefits earned during the period   $  1,624    $  1,412    $  1,285
Interest cost on accumulated postretirement
   benefit obligation                                  7,989       7,683       8,046
Net amortization                                        (846)     (1,109)     (1,390)
                                                    --------    --------    --------
Net periodic postretirement benefit cost            $  8,767    $  7,986    $  7,941
                                                    ========    ========    ========

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation differs between U.S. and Canadian plans. For plans in both the U.S. and Canada, the pre-65 assumed rate ranged from 7.1 to
9.5 percent, decreasing to 5.5 percent over 10 years. For post-65 retirees in the U.S., the assumed rate ranged from 7.0 to 7.5 percent, decreasing to 5.5 percent over 10 years with a Medicare assumed rate for the same group of 6.8 to
6.9 percent, decreasing to 5.5 percent over 10 years. For post-65 retirees in Canada the assumed rate ranged from 8.8 to 9.2 percent, decreasing to 5.5 percent over 10 years. If the health care cost trend rate assumptions were increased by one percent, the accumulated postretirement benefit obligation as of December 31, 1997 would be increased by 0.5 to 21.1 percent. The effect of this change on the net periodic postretirement benefit cost for 1997 would be an increase ranging from 9.0 to 23.8 percent.

For 1997 and 1996, the weighted average discount rates used to determine the accumulated postretirement benefit obligations were 7.0 and 7.5 percent, respectively, for U.S. plans and 6.75 and 7.5 percent, respectively, for Canadian plans.

COMMITMENTS AND CONTINGENCIES

The Company leases office space and certain equipment. Total lease expenses for 1997, 1996 and 1995 were $12.0 million, $15.1 million and $14.1 million, respectively. Future minimum annual lease commitments for all noncancelable leases are as follows (in thousands):

                        1998                                             $15,766
                        1999                                              13,998
                        2000                                              11,808
                        2001                                              10,508
                        2002                                              10,892
                        Thereafter                                        35,405
                                                                        --------
                           Total                                        $ 98,377
                                                                        ========

The Company self insures for workers' compensation, automobile and general liability claims up to a maximum per claim. The undiscounted estimated liability is accrued based on a determination by an outside actuary. This determination is impacted by assumptions made and actual experience.

Since 1992, a number of owners of buildings located in eastern Ontario, Canada, most of whom are residential homeowners, filed actions in the Ontario Court (General Division) against Bertrand & Frere Construction Company Limited (Bertrand) and a number of other defendants seeking damages as a result of allegedly defective footings, foundations and floors made with ready-mixed concrete supplied by Bertrand. There are presently approximately 168 plaintiffs whose claims involve 104 foundations, which are embodied in ten lawsuits. In two of these actions, the plaintiffs have added LCI as a party defendant; in the others, LCI is either a third or fourth party. The damages claimed total more than Cdn. $62 million. In the largest of these actions, approximately 119 plaintiffs are complaining about 81 basement foundations, including a 20-unit condominium, and claiming approximately Cdn. $51.7 million, each plaintiff seeking Cdn. $200,000 for costs of repairs and loss of capital value of their respective home or building, Cdn. $200,000 for punitive and exemplary damages and Cdn. $20,000 for hardship, inconvenience and mental distress, together with interest and costs. LCI has also been served with cross-claims or third or fourth party claims by Bertrand in the referenced lawsuits. Bertrand is seeking indemnity for its liability to the owners as a result of the supply by LCI of allegedly defective flyash. Bertrand amended its claims to allege that the cement supplied by LCI is also defective. In 1995, the Ontario New Home
Warranty Program instituted a lawsuit against Bertrand, LCI and certain other defendants to recover approximately Cdn. $3 million in costs for replacing or repairing the foundations of 29 houses which were covered under the warranty program. The amount of LCI's liability, if any, is uncertain. LCI has denied liability and is defending the lawsuits vigorously. It has introduced third and fourth party claims against its insurers to have the insurance coverage issues dealt with by the Court at the same time as the liability case. The Company believes it has substantial insurance coverage that will respond to defense expenses and liability, if any, in the lawsuits. Trial on this matter convened in early September 1997 and is expected to continue during 1998.

In late August 1996 the Company, among others, was served with original petitions from two sets of plaintiffs in two similar lawsuits brought in state courts in Starr and Duval Counties, Texas. In the first suit, approximately 180 plaintiffs sued approximately 170 defendants involved in the production, transportation and use of cement, concrete, additives, sand and gravel alleging that these materials contain toxic substances, that the plaintiffs were exposed to the toxic substances in their work areas where they breathe the fumes, inhale the particles and absorb the materials from them which caused injury to their respiratory and nervous systems and brain damage. The plaintiffs claim negligence, gross negligence, and products and strict liability and seek, among other things, both past and future damages, exemplary damages and cost of the suit in an unspecified amount. In the second suit, approximately 70 plaintiffs sued approximately 225 defendants alleging claims similar to those contained in the first suit with an added claim that plaintiffs suffered exposure to defendants' toxic substances in their homes. While the amount of liability, if any, to the Company is uncertain, the Company filed general denials to both suits in late October 1996 and is vigorously defending the lawsuits. Although significant discovery and venue issues have been decided, plaintiffs have filed motions in both cases seeking recusal of the presiding judge, this has effectively stayed all progress in both cases pending resolution of the motions.

On March 18, 1998, a shareholder derivative lawsuit was filed in Circuit Court for Montgomery County, Maryland against all of the directors of the Company alleging breach of fiduciary duty, corporate waste, and gross negligence in connection with the Company's planned purchase of a number of construction materials businesses in North America from Lafarge S.A., its majority shareholder (the "Transaction"). Lafarge S.A. took control of these businesses in late 1997 when it acquired the British construction materials firm Redland PLC. A special committee of independent directors of the Company's Board of Directors was appointed to evaluate the Transaction. Based upon extensive due diligence and the advice of independent professionals retained by the special committee, including an investment banking firm which advised the committee regarding the fairness of the price and terms of the proposed Transaction, the special committee recommended the Transaction for approval by the full Board of Directors of the Company. On March 16, 1998, the full Board, consisting of a majority of independent directors, approved the Transaction and the Company publicly announced the Transaction on March 17, 1998. The Company has been advised that the directors believe that the lawsuit against them with respect to the Transaction is without merit and intend to vigorously defend the lawsuit.

The Company has been notified by the EPA that it is one of several potentially responsible parties for clean-up costs at waste disposal sites. The ultimate costs related to such matters and the Company's degree of responsibility in some of these matters is not presently determinable.

When the Company determines that it is probable that a liability for environmental matters or other legal actions has been incurred, an estimate of the required remediation costs is recorded as a liability in the financial statements. As of December 31, 1997 and 1996, the liabilities recorded for environmental obligations are not material. Management has concluded that the possibility of material liability in excess of the amounts reported in the balance sheet is remote.

In addition, the Company is involved in certain other legal actions and claims. It is the opinion of management that all legal and environmental matters will be resolved without material effect on the Company's consolidated financial statements.

RELATED PARTY TRANSACTIONS

The Company is a participant to agreements with Lafarge S.A. for the sharing of certain costs incurred for marketing, technical, research and managerial assistance and for the use of certain trademarks. The net expenses accrued for these services were $6.3 million, $5.7 million and $5.5 million during 1997, 1996 and 1995, respectively. In addition, the Company purchases various products from Lafarge S.A. Such purchases totaled $52.5 million, $52.1 million and $27.7 million in 1997, 1996 and 1995, respectively. All transactions with Lafarge S.A. were conducted on an arms-length basis.

Lafarge S.A. reinvested a portion of dividends it was entitled to receive on the Company's common shares during 1997, 1996 and 1995. These reinvestments totaled $3.9 million, $13.2 million and $12.4 million, respectively. The Company's $50 million of short-term borrowings from Lafarge S.A. and its subsidiaries at December 31, 1996 were repaid in 1997.

QUARTERLY DATA (UNAUDITED)

The following table summarizes financial data by quarter for 1997 and 1996 (in millions, except per share information):

                              First       Second     Third      Fourth      Total
                             --------    --------   --------   --------   --------
1997
Net sales                    $    244    $    477   $    612   $    473   $  1,806
Gross profit (loss)               (11)        143        202        137        471
Net income (loss)                 (34)         60         97         59        182
Net income (loss) per
   common equity share (a)
     Basic                      (0.48)       0.84       1.36       0.83       2.56
     Diluted                    (0.48)       0.84       1.35       0.82       2.54
                             ========    ========   ========   ========   ========

1996
Net sales                    $    204    $    421   $    576   $    448   $  1,649
Gross profit (loss)               (20)        114        182        121        397
Net income (loss)                 (38)         43         85         51        141
Net income (loss) per
   common equity share (a)
     Basic                      (0.55)       0.62       1.21       0.73       2.02
     Diluted                    (0.55)       0.59       1.15       0.70       1.95
                             ========    ========   ========   ========   ========



(a) The sum of these amounts does not equal the annual amount because of changes in the average number of common equity shares outstanding during the year.

                                                                     Schedule II

                      LAFARGE CORPORATION AND SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
                    Years Ended December 31, 1997, 1996, 1995
                                 (In Thousands)


                                                            Additions               Deductions
                                                          ------------   ------------------------------
                                                                          From Reserve
                                                                          for Purposes
                                             Balance at     Charge to       for Which
                                            Beginning of    Cost and       Reserve Was                   Balance at End
              Descriptions                     Year         Expenses        Created        Other (1)       of Year
----------------------------------------   ------------   ------------   -------------   --------------  --------------
Reserve applicable to current receivable

     For doubtful accounts:

          1997                             $     18,793   $      2,365   $     (3,177)   $      6,918(2) $    24,899

          1996                             $     20,685   $        255   $     (2,108)   $        (39)   $    18,793

          1995                             $     22,698   $        588   $     (2,843)   $        242    $    20,685

     For cash and other discounts:

          1997                             $      3,750   $     37,147   $    (36,786)   $       (929)   $     3,182

          1996                             $      3,542   $     30,909   $    (30,583)   $       (118)   $     3,750

          1995                             $      5,649   $     30,691   $    (32,985)   $        187    $     3,542

-----------------------------

(1) Primarily foreign currency translation adjustments

(2) Includes $7,299 of allowance for doubtful accounts at December 31, 1997 related to the acquisition of Redland

                              LAFARGE CORPORATION


                        UNAUDITED SUPPLEMENTAL CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF MARCH 31, 1998

                        UNAUDITED SUPPLEMENTAL CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF MARCH 31, 1998

The following financial information is included on the pages indicated:

                                                                    Page
                                                                    ----

Supplemental Condensed Consolidated Statements of Income            F-85

Supplemental Condensed Consolidated Balance Sheets                  F-86

Supplemental Condensed Consolidated Statements of Cash Flows        F-87

Supplemental Condensed Consolidated Geographical Information        F-88

Notes to Supplemental Condensed Consolidated Financial Statements   F-89

Managements' Discussion and Analysis of Supplemental Financial
Condition and Results of Operations                                 F-94

                          PART I. FINANCIAL INFORMATION

SUPPLEMENTAL FINANCIAL STATEMENTS

                      LAFARGE CORPORATION AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
             (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                   THREE MONTHS
                                                                                  ENDED MARCH 31
                                                                              ----------------------
                                                                                1998         1997
                                                                              ---------    ---------
NET SALES                                                                     $ 334,776    $ 244,034
                                                                              ---------    ---------

COST AND EXPENSES

Cost of goods sold                                                              333,407      255,323
Selling and administrative                                                       53,682       37,456
Amortization of intangibles                                                       3,748          945
Other expense, net                                                                5,018        2,947
                                                                              ---------    ---------

Total income (loss) from operations                                             (61,079)     (52,637)
                                                                              ---------    ---------

Interest expense                                                                  7,627        5,559
Interest income                                                                  (3,831)      (2,917)
                                                                              ---------    ---------

PRE-TAX INCOME (LOSS)                                                           (64,875)     (55,279)
Income tax benefit (expense)                                                     25,121       21,158
                                                                              ---------    ---------

NET INCOME (LOSS)                                                             $ (39,754)   $ (34,121)
                                                                              =========    =========

NET INCOME (LOSS) PER COMMON EQUITY SHARE-BASIC                               $    (.55)   $    (.48)
                                                                              ---------    ---------

NET INCOME (LOSS) PER COMMON EQUITY SHARE-DILUTED                             $    (.55)   $    (.48)
                                                                              ---------    ---------

DIVIDENDS PER COMMON EQUITY SHARE                                             $    0.12    $    0.10
                                                                              =========    =========

Weighted average number of common equity shares and equivalents outstanding      71,737       70,517
                                                                              =========    =========



See Notes to Supplemental Condensed Consolidated Financial Statements.

                      LAFARGE CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                MARCH 31      DECEMBER 31
                                                                                 1998           1997
                                                                              (UNAUDITED)     (AUDITED)
                                                                              -----------    -----------
ASSETS
Cash and cash equivalents                                                     $   121,900    $   174,163
Short-term investments                                                            164,423        155,368
Receivables, net                                                                  252,869        327,612
Inventories                                                                       258,339        233,972
Other current assets                                                               66,622         58,331
                                                                              -----------    -----------
Total current assets                                                              864,153        949,446

Property, plant and equipment, (less accumulated depreciation and depletion
of $1,091,096 and $1,067,927)                                                   1,311,036      1,290,182
Excess of cost over net assets of businesses acquired, net                        345,567        335,487
Other assets                                                                      212,416        199,736
                                                                              -----------    -----------
TOTAL ASSETS                                                                  $ 2,733,172    $ 2,774,851
                                                                              ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued liabilities                                          306,459        321,450
Income taxes payable                                                                3,656         35,364
Short-term borrowing and current portion of long-term debt                         71,643         29,770
Payable to Lafarge S.A.                                                           690,000        690,000
                                                                              -----------    -----------
Total current liabilities                                                       1,071,758      1,076,584

Long-term debt                                                                    124,233        135,243
Other long-term liabilities                                                       310,306        307,336
                                                                              -----------    -----------
Total liabilities                                                             $ 1,506,297    $ 1,519,163
                                                                              -----------    -----------

Common equity interests
   Common shares                                                                   66,276         65,268
   Exchangeable shares                                                             39,494         45,259
Additional paid-in-capital                                                        666,975        649,082
Retained earnings                                                                 545,042        593,438
Foreign currency translation adjustments                                          (90,912)       (97,359)
                                                                              -----------    -----------
Total shareholders' equity                                                      1,226,875      1,255,688
                                                                              -----------    -----------
Total Liabilities and Shareholders' Equity                                    $ 2,733,172    $ 2,774,851
                                                                              ===========    ===========



See Notes to Supplemental Condensed Consolidated Financial Statements.

                      LAFARGE CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (UNAUDITED AND IN THOUSANDS)


                                                                               THREE MONTHS
                                                                               ENDED MARCH 31
                                                                           ----------------------
                                                                             1998         1997
                                                                           ---------    ---------
CASH FLOWS FROM OPERATIONS

Net Loss                                                                   $ (39,754)   $ (34,121)
Adjustments to reconcile net loss to net cash provided by operations:
     Depreciation, depletion and amortization                                 37,460       27,060
     Provision for doubtful accounts                                             815          695
     Gain on sale of assets                                                     (165)      (1,279)
     Other post-retirement benefits                                              847          470
     Other non-cash charges and credits, net                                  (6,327)      (4,107)
     Changes in working capital                                               (4,537)      18,831
                                                                           ---------    ---------
Net cash (used in) provided by operations                                    (11,661)       7,549
                                                                           ---------    ---------

CASH FLOWS FROM INVESTING

   Capital expenditures                                                      (42,329)     (40,553)
   Acquisitions                                                              (30,434)          --
   Short-term investments                                                     (9,055)       8,464
   Proceeds from property, plant and equipment dispositions                    7,087        4,147
   Other                                                                      (2,820)      (1,574)
                                                                           ---------    ---------
Net cash used for investing                                                  (77,551)     (29,516)
                                                                           ---------    ---------

CASH FLOWS FROM FINANCING

   Net increase in short-term and long-term borrowings (includes current      38,077       25,594
   portion)
   Issuance of equity securities                                               2,258        3,103
   Dividends, net of reinvestments                                            (7,745)      (2,870)
                                                                           ---------    ---------
Net cash provided by financing                                                32,590       25,827
                                                                           ---------    ---------
Effect of exchange rate changes                                                4,359       (1,767)
                                                                           ---------    ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         (52,263)       2,093

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD                     174,163      116,847
                                                                           ---------    ---------

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD                         $ 121,900    $ 118,940
                                                                           =========    =========


See Notes to Supplemental Condensed Consolidated Financial Statements.

                      LAFARGE CORPORATION AND SUBSIDIARIES
           SUPPLEMENTAL CONDENSED CONSOLIDATED GEOGRAPHIC INFORMATION
                          (UNAUDITED AND IN THOUSANDS)


                                                           THREE MONTHS
                                                          ENDED MARCH 31
                                                     --------------------------
                                                        1998           1997
                                                     -----------    -----------
NET SALES

Canada                                               $   100,825    $    91,340
United States                                            233,951        152,694
                                                     -----------    -----------

TOTAL NET SALES                                      $   344,776    $   244,034
                                                     ===========    ===========



INCOME (LOSS) FROM OPERATIONS (SEE NOTE 7)

Canada                                               $   (26,284)   $   (30,259)
United States                                            (34,795)       (22,378)
                                                     -----------    -----------

TOTAL INCOME (LOSS) FROM OPERATIONS                      (61,079)       (52,637)

Interest expense, net                                     (7,627)        (5,559)
Interest income                                            3,831          2,917
                                                     -----------    -----------

PRE-TAX INCOME (LOSS)                                $   (64,875)   $   (55,279)
                                                     ===========    ===========


See Notes to Supplemental Condensed Consolidated Financial Statements.

                      LAFARGE CORPORATION AND SUBSIDIARIES



        Notes to Supplemental Condensed Consolidated Financial Statements
                                   (unaudited)


1. The Company is engaged in the production and sale of cement, ready-mixed concrete, other concrete products, asphalt, gypsum wallboard and related products, and aggregates. The Company operates in the U.S. and, through its major operating subsidiary, Lafarge Canada Inc. ("LCI"), in Canada. The Company's wholly-owned subsidiary, Systech Environmental Corporation, supplies cement plants with substitute fuels and raw materials. Lafarge S.A., a French corporation, and certain of its affiliates own a majority of the Company's outstanding voting securities.

      Lafarge S.A., the majority shareholder of the Company, acquired Redland PLC in December 1997. The Company acquired certain Redland PLC businesses in North America (Redland) from Lafarge S.A. on June 3, 1998 for $690 million, subject to working capital adjustments. Since the Company acquired Redland from its parent, the acquisition is accounted for similar to a pooling of interests for financial reporting purposes. Accordingly, Redland assets and liabilities acquired by the Company from Lafarge S.A. were transferred to the Company at Lafarge S.A.'s historical cost, which approximates the purchase price paid by the Company. The accompanying supplemental condensed consolidated balance sheet as of December 31, 1997 includes a combination of the accounts of Redland and the Company retroactive to the date of acquisition by Lafarge S.A.(December 1997). A payable to Lafarge S.A. for $690 million was recorded as part of the acquisition. The 1998 supplemental condensed consolidated financial statements consolidate the accounts of Redland along with the Company.

      Generally accepted accounting principles prohibit giving effect to a business combination accounted for similar to a pooling of interests in financial statements that do not include the date of the combination's consummation. The accompanying supplemental financial statements do not extend through the date of consummation of the business combination (June 3, 1998). However, they will become the historical consolidated financial statements of Lafarge Corporation after financial statements covering the date of consummation of the business combination are issued (i.e., upon release of the Company's second quarter 1998 financial statements).

      The Redland businesses acquired consist of the businesses of Western Mobile Inc. of Denver, Colorado; Redland Genstar Inc. of Towson, Maryland; and the aggregate operations of Redland Quarries Inc. of Hamilton, Ontario. The operations being acquired posted combined revenues of approximately $517 million in 1997.

      Redland is engaged in the production and sale of aggregates, ready-mixed concrete and asphalt and performs paving and related contracting services. Redland operates primarily in the U.S. and own two quarry operations in Ontario, Canada. The primary U.S. markets are in the western states of Colorado and New Mexico and the northeast (Maryland and New York).

2. The supplemental condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. As a result, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes that the disclosures made are adequate to make the information presented not misleading. These supplemental condensed consolidated financial statements should be read in conjunction with the supplemental consolidated financial statements and related notes as of December 31, 1997 included in this Form 8-K.

3. Because of seasonal, weather-related conditions in most of the Company's marketing areas, earnings of any one quarter should not be considered as indicative of results to be expected for a full fiscal year or any other interim period.

4. U.S. cement inventories other than maintenance and operating supplies are costed using the last-in, first-out ("LIFO") method, and all other inventories are valued at average cost. At March 31, 1998 and at December 31, 1997, inventories consisted of the following (in thousands):

                                                       March 31      December 31
                                                        1998            1997
                                                     ------------   ------------
Finished products                                    $    131,521   $    123,774
Work in process                                            23,746          8,483
Raw materials and fuel                                     57,301         55,341
Maintenance and operating supplies                         45,771         46,374
                                                     ------------   ------------

Total inventories                                    $    258,339   $    233,972
                                                     ============   ============

5. Cash paid during the period for interest and taxes, is as follows (in thousands):

                                                                 Three Months
                                                                 Ended March 31
                                                            -----------------------
                                                               1998         1997
                                                            ----------   ----------
      Interest                                              $    3,326   $    1,476
      Income Taxes (net of refunds)                             14,162        9,815

6. Earnings per share for the three months ended March 31, 1998 and 1997 includes the following components (unaudited and in thousands, except per share amounts):

                                                           Three Months Ended
                                                               March 31
                                                       ------------------------
                                                          1998          1997
                                                       ----------    ----------
BASIC CALCULATION

Net income (loss)                                      $  (39,754)   $  (34,121)
                                                       ==========    ==========

Weighted average number of
   common equity shares                                    71,737        70,517
                                                       ==========    ==========

Basic net income (loss)
   per common equity share                             $     (.55)   $     (.48)
                                                       ==========    ==========

DILUTED CALCULATION

Net income (loss) assuming dilution                    $  (39,754)   $  (34,121)
                                                       ==========    ==========

Weighted average number of common
   equity shares assuming full conversion
   of all potentially dilutive securities                  71,737        70,517
                                                       ==========    ==========

Diluted net income (loss) per
   common equity share                                 $     (.55)   $     (.48)
                                                       ==========    ==========

7. In 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 requires that an enterprise display comprehensive income which for the Company is the total of net income (loss) and the current year foreign currency translation adjustment.
     Comprehensive income consists of the following (in thousands):

                                                           Three Months Ended
                                                               March 31
                                                       ------------------------
                                                          1998          1997
                                                       ----------    ----------
      Net income (loss)                                $  (39,754)   $  (34,121)

      Foreign currency translation
        adjustments                                         6,447        (7,355)
                                                       ----------    ----------

      Comprehensive income (loss)                      $  (33,307)   $  (41,476)
                                                       ==========    ==========

 8. The Company expects to finance the acquisition of Redland's U.S. operations through the issuance of $650 million in long-term public debt. A short-term bridge loan of $650 million was obtained from Lafarge S.A. Interest on the loan is at LIBOR plus 30 basis points. Through June 3, 1998, in order to reduce the Company's risk of interest rate fluctuations, the Company entered into several forward treasury lock agreements totaling a notional $600 million. These agreements are designated as hedges and lock the Company into an effective long-term interest rate of approximately 6.7 percent.

 9. In December 1997, the Company announced that it was in discussions with Holnam, Inc. to acquire its cement plant in Seattle, Washington and related assets including a limestone quarry in Texada Island, British Columbia and two cement terminals. In February 1998, the Company and Holnam, Inc. entered into a letter of intent regarding the foregoing transaction. Closing on the acquisition is subject to due diligence, regulatory approvals and execution of a definitive asset purchase agreement.

 10. As discussed in its 1997 Annual Report on Form 10-K, LCI is a defendant in lawsuits in Canada arising from claims regarding alleged defective fly ash and cement. The amount of LCI's liability, if any, is uncertain. LCI has denied liability and is defending the lawsuits vigorously. The trial of this matter commenced in September 1997 and is expected to continue during 1998. LCI believes that it has substantial insurance coverage that will respond to defense expenses and liability, if any, in the lawsuits. Also, the Company, among others, has been named in two lawsuits in Texas alleging exposure to toxic substances. The amount of liability, if any, to the Company is uncertain. The Company filed general denials to both suits and is vigorously defending the lawsuits. Finally, the Company has been notified by the Environmental Protection Agency that it is one of several potentially responsible parties for clean-up costs at certain waste disposal sites. When the Company determines that it is probable that a liability for environmental matters or other legal actions has been incurred, an estimate of the required remediation costs is recorded as a liability in the financial statements.

     In addition, the Company is involved in certain other legal actions and claims. It is the opinion of management that all legal and environmental matters will be resolved without material effect on the Company's consolidated financial statements.

11. In the opinion of management, the accompanying supplemental condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the Company's financial position as of the applicable dates and the results of its operations and its cash flows for the interim periods.

                      LAFARGE CORPORATION AND SUBSIDIARIES



MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Historically, the Company incurs a loss in the first quarter because sales and operating results are negatively impacted by weather conditions which reduce construction activity. In addition, a substantial portion of the year's major maintenance projects are performed during this period of low plant utilization with the associated costs being charged to expense as incurred.

THREE MONTHS ENDED MARCH 31, 1998

Lafarge S.A., the majority shareholder of the Company acquired Redland PLC in December 1997. The Company acquired certain Redland PLC businesses in North America (Redland) from Lafarge S.A. on June 3, 1998 for $690 million, subject to working capital adjustments. Since the Company acquired Redland from its parent, the acquisition is accounted for similar to a pooling of interests for financial reporting purposes. Accordingly, Redland assets and liabilities acquired by the Company from Lafarge S.A. were transferred to the Company at Lafarge S.A.'s historical cost, which approximates the purchase price paid by the Company. The accompanying supplemental condensed consolidated balance sheet as of December 31, 1997 includes a combination of the accounts of Redland and the Company retroactive to the date of acquisition by Lafarge S.A.(December 1997). The 1998 supplemental condensed consolidated financial statements consolidate the accounts of Redland along with the Company. Redland is engaged in the production and sale of aggregates, ready-mixed concrete and asphalt and paving and related contracting services. The significant changes in the financial statements between March 31, 1998 and March 31, 1997 are due primarily to the acquisition.

The seasonal pattern was evident during the three months ended March 31, 1998 when the Company incurred a net loss of $39.8 million, or $0.55 per common diluted equity share (including a net loss of $11.6 million, or $0.16 per common diluted equity share, related to the newly acquired Redland operations.) This compares with a net loss of $34.1 million, or $0.48 per common diluted equity share, for the first quarter of 1997. Operating results improved in all of the Company's main product lines (cement, ready-mixed concrete, aggregates and gypsum wallboard) reflecting higher sales volumes and prices. The Company's Canadian operations reported a net loss of $14.3 million, $3.0 million better than 1997, whereas the U.S. net loss was $25.5 million, $8.7 million worse. The significant increase in the U.S. loss is a result of the seasonal loss incurred during the first quarter by Redland.

The Company's net sales increased 41 percent to $344.8 million, up from $244.0 million in 1997. Canadian net sales were $100.8 million, up 10 percent, while U.S. net sales increased 53 percent to $234.0 million. A relatively mild winter across most of the United States and Canada boosted product shipments in all principal product categories and prices trended upward in all main product lines of cement, concrete, aggregate and gypsum wallboard. Cement shipments increased 7 percent while ready-mixed concrete, aggregate, and gypsum wallboard volumes (pre-acquisition) rose 4 percent, 24 percent, and 5 percent, respectively. The first quarter of 1998 includes Redland sales of $67.5 million.

The first quarter loss from the Company's cement and waste management operations was $18.2 million, $5.6 million better than last year. The improvement is primarily due to an increase in cement shipments and prices partially offset by higher plant costs due to the timing of major maintenance projects. Net sales increased 10 percent reflecting the rise in shipments and prices. The Canadian loss was $6.4 million, $.5 million better than 1997 due to a 7 percent increase in cement shipments and a 3 percent escalation in net realization (delivered price per ton to customers less freight) partially offset by the timing of major maintenance projects. Net sales in Canada increased 3 percent. In eastern Canada, despite the historic January ice storm, cement shipments were 15 percent better than 1997 as lower shipments in the Atlantic provinces were more than offset by stronger demand in Quebec and Ontario. The U.S. loss was $11.8 million, $5.1 million better than a year ago. Increases in shipments (7 percent) and net realization (3 percent) were partially offset by the timing of major maintenance spending. Net sales increased 13 percent reflecting the increase in shipments and prices, and the acquisition of a U.S. flyash operation in January 1998.

The Company's construction materials operations lost $28.4 million in the first quarter of 1998, including an $11.6 million loss incurred by Redland.

The Company's construction materials operations (pre-acquisition) lost $16.8 million, $3.6 million better than 1997. Net sales were 5 percent higher reflecting an increase in ready-mixed concrete and aggregate shipments and prices. In Canada, the loss was $14.5 million, $3.2 million better than last year. Net sales in Canada were 7 percent higher than 1997. Stronger demand in Ontario, Quebec, and Alberta resulted in a 13 percent rise in Canadian ready-mixed concrete volumes. Aggregate volumes were also strong in Canada, increasing by 23 percent. In eastern Canada, higher volumes from ready-mixed concrete and aggregates coupled with higher aggregate prices were somewhat offset by lower ready-mixed concrete prices and higher operating costs. In western Canada, higher prices, in both ready-mixed concrete and aggregates, along with higher aggregates volumes, were partially offset by lower ready-mixed concrete volumes and higher material and operating costs. In the U.S., the loss was $2.3 million, $0.4 million better than last year. Net sales in the U.S. were 1 percent higher than 1997. Ready-mixed concrete volumes declined 9 percent due to poor weather in the Midwest while robust demand in the Ohio and Missouri markets helped drive aggregate volumes up 26 percent.

Operating profit from the Company's gypsum wallboard operations was $3.3 million, $.4 million better than 1997 due to higher shipments and prices. Mill net (net selling price to customers less freight) and shipments were 4 and 5 percent higher which boosted net sales by 9 percent.

For the quarters ended March 31, 1998 and 1997 the Company recorded an income tax benefit as a result of the seasonal loss from its Canadian and U.S. operations. The Company's effective income tax rate was 38.7 percent in 1998, compared to 38.3 percent in 1997.

LIQUIDITY AND CAPITAL RESOURCES

Net cash of $11.7 million used by operating activities in the first quarter of 1998 compared to $7.5 million net cash provided by operations in 1997. Net cash used for investing activities in 1998 was $48.0 million higher than the same period last year due to the acquisition of a flyash operation in the U.S., the purchase of short-term investments and Redland activities. In 1998, net cash provided by financing activities was $32.6 million compared to $25.8 million in 1997 with the change relating to Redland activities.

Capital expenditures (including acquisitions already completed or in process) are expected to be approximately $1.07 billion in 1998. The acquisition of Redland from Lafarge S.A. at a purchase price of $690 million, subject to working capital adjustments, will be financed with $650 million of fixed rate debt. Until financing is put in place, bridge financing will be obtained through a short-term loan from the seller, Lafarge S.A. In order to reduce the Company's risk of interest rate fluctuations, the Company entered into several forward treasury lock agreements totaling a notional $600 million. These agreements are designated as hedges and lock the Company into an effective long-term interest rate of approximately 6.7%.

The Company also has committed bank lines of credit totaling $150 million under which no amounts were outstanding.

OTHER FACTORS AFFECTING THE COMPANY - YEAR 2000

As discussed in the Company's 1997 Annual Report on Form 10-K, the Company has business application software programs that were developed over the years and computer infrastructure including computerized devices that could be affected by the "Year 2000" issue.

Excluding the construction materials businesses acquired from Lafarge S.A. ("Redland acquisition"), the Company has completed an initial Compliance Assessment of the potential impact of the Year 2000 on computer applications, operating software and hardware and has developed an implementation plan to resolve the issue. The plan includes the replacement of certain equipment and modification of certain software to recognize the turn of the century. The plan is currently expected to result in estimated non-recurring spending over the next two years of approximately $9 million to $15 million.

The Company is currently completing the process of identifying the systems and infrastructure within the Redland operations that could be affected by the Year 2000 and developing an implementation program.

The Company believes, with appropriate replacement or modification, it will be able to operate its time-sensitive business-application software programs and infrastructure through the turn of the century.

                         UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED FINANCIAL DATA
                           REFLECTING THE ACQUISITION

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following financial information is included on the pages indicated:

                                                                          Page
                                                                          ----
Unaudited Pro Forma Condensed Consolidated Income Statement for
the Year Ended December 31, 1997                                          F-101

Unaudited Pro Forma Condensed Consolidated Income Statement for
the Three Months Ended March 31, 1998                                     F-102

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
March 31, 1998                                                            F-103

Notes to Pro Forma Condensed Consolidated Financial Information           F-104

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     Lafarge S.A., the majority shareholder of the Company, acquired Redland PLC in December, 1997. As discussed herein, the Company acquired certain Redland PLC businesses in North America, referred to herein as "Redland", from Lafarge S.A. effective as of May 31, 1998. Since the Company acquired Redland from the holder of a majority of its voting securities, the acquisition will be accounted for similar to a pooling of interests. Accordingly, Redland assets and liabilities acquired by the Company from Lafarge S.A. are transferred to the Company at Lafarge S.A.'s historical cost, which approximates the purchase price paid by the Company. The unaudited pro forma condensed consolidated financial data reflect the impact of Lafarge S.A.'s preliminary purchase price adjustments on Redland, the impact of the Company's purchase of Redland accounting adjustments, and the impact of debt financing of the Company's acquisition of Redland from Lafarge S.A.

     The following Unaudited Pro Forma Condensed Consolidated Income Statements for the year ended December 31, 1997, the Last Twelve Months ("LTM") ended March 31, 1998 and the three months ended March 31, 1998 give effect to the acquisition of Redland, the Offering of the Notes hereby, and the application of the net proceeds therefrom, assuming these transactions occurred at January 1, 1997. The Unaudited Pro Forma Balance Sheet as of March 31, 1998 gives effect to the acquisition of Redland and the Offering, and the application of the net proceeds therefrom, assuming the offering occurred on March 31, 1998.

     The Unaudited Pro Forma Condensed Consolidated Financial Data, which are based on the historical financial information of the Company and the Redland Operations for the year ended December 31, 1997 and the three months ended March 31, 1998, are presented for informational purposes only and are not necessarily indicative of the combined earnings and results of operations had the Company completed the acquisition of Redland at the beginning of the periods presented, nor is such information intended necessarily to be indicative of the future results of operations. The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with the financial statements and other financial data of the Company and the Redland Operations incorporated by reference or included herein.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                   LTM
                                                                                                                  ENDED
                                                                                                                MARCH 31,
                                                       YEAR ENDED DECEMBER 31, 1997                                1998
                              -------------------------------------------------------------------------------   ----------
                                                            REDLAND
                                            ---------------------------------------
                                                          PUSH-DOWN      SUB-TOTAL
                                            HISTORICAL       OF          OF REDLAND
                                             BASIS OF     LAFARGE S.A. AND LAFARGE S.A.
                                LAFARGE      REDLAND       PURCHASE        PURCH.                     PRO          PRO
                              CORPORATION   OPERATIONS   ACCOUNTING(A)    ACCTING.    FINANCING      FORMA        FORMA
Net sales...................  $1,806,351     $517,056       $    --       $517,056    $     --     $2,323,407   $2,357,139
    Cost of goods sold......   1,335,206      406,310         2,905(c)     409,215          --      1,744,421    1,761,997
                              ----------     --------       -------       --------    --------     ----------   ----------
Gross profit................     471,145      110,746        (2,905)       107,841          --        578,986      595,142
    Selling, general and
      administrative........     160,963       51,632            --         51,632          --        212,595      217,890
    Goodwill amortization...       3,748        7,177         3,139(d)      10,316                     14,064       14,593
    Other (income) expense,
      net...................       5,536       (5,200)           --         (5,200)         --            336        2,155
                              ----------     --------       -------       --------    --------     ----------   ----------
Operating income (loss).....     300,898       57,137        (6,044)        51,093          --        351,991      360,504
    Interest (income)
      expense, net..........       6,664       16,936            --         16,936      43,550(f)      50,514       48,083
                                                                                       (16,636)(f)         --
                              ----------     --------       -------       --------    --------     ----------   ----------
Income (loss) before
  taxes.....................     294,234       40,201        (6,044)        34,157     (26,914)       301,477      312,421
Income taxes expense
  (benefit).................     112,258       16,473        (1,191)(e)     15,282     (10,496)(e)    117,044      121,211
                              ----------     --------       -------       --------    --------     ----------   ----------
Net income (loss)...........  $  181,976     $ 23,728       $(4,853)      $ 18,875    $(16,418)    $  184,433   $  191,210
                              ==========     ========       =======       ========    ========     ==========   ==========
    Net income per Common
      Equity
      Share -- Basic........  $     2.56                                                           $     2.59   $     2.68
    Net income per Common
      Equity
      Share -- Diluted......  $     2.54                                                           $     2.57   $     2.65
Dividends Per Common Equity
  Share.....................  $     0.42                                                           $     0.42   $     0.44

     The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                   FOR THE QUARTER DATA ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                 REDLAND
                                                                 ---------------------------------------
                                                                                             SUB-TOTAL
                                                                HISTORICAL   PUSH-DOWN OF    OF REDLAND
                                                                 BASIS OF    LAFARGE S.A.    AND LAFARGE
                                                    LAFARGE      REDLAND       PURCHASE      S.A. PURCH.
                                                  CORPORATION   OPERATIONS   ACCOUNTING(A)   ACCTING.(B)   FINANCING    PRO FORMA
Net sales.......................................   $267,292      $ 67,484       $    --       $ 67,484      $    --     $334,776
    Cost of goods sold..........................    265,196        67,398           813(c)      68,211           --      333,407
                                                   --------      --------       -------       --------      -------     --------
Gross profit....................................      2,096            86          (813)          (727)          --        1,369
    Selling, general and administrative.........     42,251        11,431            --         11,431           --       53,682
    Goodwill amortization.......................      1,167         1,739           842(d)       2,581           --        3,748
    Other (income) expense, net.................      4,288           730            --            730           --        5,018
                                                   --------      --------       -------       --------      -------     --------
Operating income (loss).........................    (45,610)      (13,814)       (1,655)       (15,469)          --      (61,079)
    Interest (income) expense, net..............        211         3,585            --          3,585       10,888(f)    11,174
                                                                                                             (3,510)(f)
                                                   --------      --------       -------       --------      -------     --------
Income (loss) before taxes......................    (45,821)      (17,399)       (1,655)       (19,054)      (7,378)     (72,253)
Income taxes expense (benefit)..................    (17,654)       (7,134)         (333)(e)     (7,467)      (2,877)(e)  (27,998)
                                                   --------      --------       -------       --------      -------     --------
Net income (loss)...............................   $(28,167)     $(10,265)      $(1,322)      $(11,587)     $(4,501)    $(44,255)
                                                   ========      ========       =======       ========      =======     ========
Net income per Common Equity Share -- Basic.....   $  (0.39)                                                            $  (0.62)
Net income per Common Equity Share -- Diluted...   $  (0.39)                                                            $  (0.62)
Dividends Per Common Equity Share...............   $   0.12                                                             $   0.12

     The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         REDLAND
                                       --------------------------------------------
                                                                       SUBTOTAL OF
                                                    PUSH DOWN OF       LAFARGE S.A.
                                                    LAFARGE S.A.       REDLAND AND   LAFARGE CORP.
                            LAFARGE     HISTORICAL    PURCHASE          PURCHASE       PURCHASE
                         CORPORATION    REDLAND     ACCOUNTING(g)     ACCOUNTING(h)  ACCOUNTING(l)   FINANCING(n)      PRO FORMA
                                                                     (IN THOUSANDS)
ASSETS
Cash....................  $  121,001     $    899      $     --          $    899    $      --        $ (40,000)(o)    $   76,700
                                                                                                         (5,200)(p)
Short-term investments.     164,423           --            --                --            --               --           164,423
Accounts receivable,
  net..................     194,118       58,578           173(i)         58,751            --               --           252,869
Inventory..............     227,093       31,096           150(i)         31,246            --               --           258,339
Other current assets...      34,227       32,361            34(i)         32,395            --               --            66,622
                         ----------     --------      --------          --------     ---------        ---------        ----------
Total current assets...     740,862      122,934           357           123,291            --          (45,200)          818,953
                         ----------     --------      --------          --------     ---------        ---------        ----------
Property, plant and
  equipment, net.......     899,249      415,026        (2,426)(i)       411,787            --               --         1,311,036
                         ----------     --------                        --------     ---------        ---------        ----------
                                                          (813)(m)
                                                      --------
Other Assets
    Excess of cost
      over net tangible
      assets of
      business
      acquired,  net...      40,284       73,919       231,364(j)        305,283(j)         --               --           345,567
    Other..............     190,650       14,254         7,512(i)         21,766            --            5,200(q)        217,616
                         ----------     --------      --------          --------     ---------        ---------        ----------
        Total assets...  $1,871,045     $626,133      $235,994          $862,127            --        $ (40,000)       $2,693,172
                         ==========     ========      ========          ========     =========        =========        ==========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Total current
  liabilities..........  $  301,751     $218,325      $ (2,467)(i)      $219,430       550,577 (l)    $(690,000)(r)    $  381,758
                                                         3,572(k)
Long-term debt.........     121,327       83,141            --            83,141       (80,235)(l)           --           774,233
                                                                                                        650,000(s)
Other long-term
  liabilities..........     219,988       95,503        (5,185)(i)        90,318            --                            310,306
                         ----------     --------      --------          --------     ---------        ---------        ----------
        Total
          liabilities..     643,066      396,969        (4,080)          392,889       470,342          (40,000)        1,466,297
                         ----------     --------      --------          --------     ---------        ---------        ----------
Common shares..........      66,276            5            (5)(i)            --            --               --            66,276
Exchangeable shares....      39,494           --            --                --            --               --            39,494
Additional paid-in
  capital..............     656,994      170,239       310,084 (i)       480,323      (470,342)(l)           --           666,975
Retained earnings......     556,629       67,844       (79,431)(i)(t)    (11,587)           --               --           545,042
Cumulative foreign
  currency translation
  adjustment...........     (91,414)      (8,924)        9,426(i)(t)         502            --               --           (90,912)
                         ----------     --------      --------          --------     ---------        ---------        ----------
        Total
          shareholders'
          equity.......   1,227,979      229,164       240,074           469,238      (470,342)              --         1,226,875
                         ----------     --------      --------          --------      ---------       ---------        ----------
        Total
          liabilities &
          shareholders'
          equity.......  $1,871,045     $626,133      $235,994          $862,127            --        $ (40,000)       $2,693,172
                         ==========     ========      ========          ========     =========        =========        ==========

     The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) Lafarge S.A. acquired Redland PLC in December 1997 and accounted for the transaction using the purchase method. This column reflects the pro forma purchase accounting adjustments assuming Lafarge S.A. purchased Redland PLC on January 1, 1997.

(b) This column represents the pro forma total of Redland historical results of operations and associated purchase accounting adjustments assuming Lafarge S.A. purchased Redland PLC on January 1, 1997.

(c) The purchase accounting described in note (a) resulted in a change in the carrying amounts of fixed assets and mineral reserves of Redland to new estimated fair values. As a result, the associated depreciation and depletion of these assets will increase by approximately $2,905 on a pro forma basis for 1997 and $813 for the three months ended March 31, 1998.

(d) The purchase accounting described in note (a) resulted in additional goodwill that will be amortized over an average of 30 years. As a result, the associated amortization will increase by approximately $3,139 on a pro forma basis for 1997 and $842 for the three months ended March 31, 1998.

(e) Reflects the impact of the pro forma adjustments on income taxes at the appropriate effective rate of Redland or the Company.

(f) Adjustment reflects increased interest expense of $43,550 for 1997 and $10,888 for the three months ended March 31, 1998 related to an additional $650 million in borrowings with an assumed fixed blended interest rate of approximately 6.7%. This is offset by a reduction in interest expense of approximately $16,636 for 1997 and $3,510 for the three months ended March 31, 1998, for debt associated with Redland that will not be assumed by the Company.

(g) Lafarge S.A. acquired Redland PLC in December 1997 and accounted for the transaction using the purchase method. The adjustments in this column reflect the preliminary purchase accounting adjustments for Redland recorded by Lafarge S.A.

(h) This column represents the total of Redland historical balance sheet and associated preliminary purchase accounting adjustments of Lafarge S.A. Since the Company acquired Redland from its parent, the balance sheet in this column is combined with the Company's historical balance sheet similar to a pooling of interests.

(i) Reflects Lafarge S.A.'s adjustments to record the assets and liabilities acquired at preliminary estimated fair market values.

(j) The preliminary calculations of the excess of cost over fair value of the net assets acquired (goodwill) by Lafarge S.A. is as follows:

Purchase price of Redland ..................................  $690,000
Value of net assets acquired:
     Historical net book value at December 31, 1997,
      excluding related party debt of $209,677 not
      assumed by the Company ...............................   448,604
Less historical goodwill....................................   (75,422)
Liabilities associated with employee termination benefits
  and restructuring costs directly related to the
  acquisition...............................................    (3,572)
Add estimated increase in fair values of mineral reserves
  and other net assets acquired.............................    12,762
                                                              --------
Estimated fair value of net assets acquired.................   382,372
                                                              --------

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

Excess purchase price over fair value of net assets acquired
  (goodwill) at December 31, 1997...........................   307,628
                                                              --------
First quarter 1998 activity.................................    (2,345)
                                                              --------
Balance, March 31, 1998.....................................  $305,283
                                                              ========

(k) Preliminary purchase accounting adjustment to current liabilities reflect a $3,572 adjustment to record termination benefits and restructuring costs directly related to the acquisition. Management began to assess these plans at the consummation of the acquisition of Redland and is currently taking steps to implement them.

(l) This column reflects purchase accounting adjustments recorded by Lafarge Corporation in connection with its acquisition of Redland from Lafarge
     S.A. for $690,000, subject to certain working capital adjustments as defined in the purchase agreement. The adjustments eliminate Redland related party debt which was not assumed by Lafarge Corporation, eliminates Redland paid in capital and records the payable to Lafarge S.A. for the $690,000 purchase price.

(m) Reflects the depreciation and depletion of property, plant and equipment related to purchase accounting adjustments for the three months ended March 31, 1998.

(n) This column reflects the pro forma adjustments for the financing of the $690,000 acquisition of Redland by the Company (subject to certain working capital adjustments as defined in the purchase agreement).

(o) Pro forma adjustment to reduce cash by $40,000 represents $690,000 in cash which will be paid by the Company to purchase Redland from Lafarge S.A., net of $650,000 in proceeds received to finance the acquisition.

(p) Pro forma adjustment to reduce cash by $5,200 represents the cash expected to be paid by the Company for financing and other fees associated with the issuance of $650,000 in Notes.

(q) Reflects the $5,200 deferred financing fees associated with the issuance of the Notes that will be amortized as interest expense over the life of the debt.

(r) Reflects the refinancing of the $690,000 payable to Lafarge S.A. for the acquisition of Redland.

(s) Reflects the issuance of $650,000 in the Notes offered hereby with the proceeds used to purchase Redland from Lafarge S.A.

(t) Included in adjustments to retained earnings and cumulative foreign currency translation adjustment are Redland net loss and foreign currency translation adjustment for the three months ended March 31, 1998.

                               INDEX TO EXHIBITS

Exhibit
Number                               Exhibit
-------                              -------

 2.1 -- Stock Purchase Agreement dated June 3, 1998 among Redland International Limited, Lafarge Corporation and Lafarge S.A.

 2.2 -- Acquisition Agreement dated June 3, 1998 among Redland Quarries Inc., 3489264 Canada Inc., 3489949 Canada Inc., Lafarge Canada Inc. and Lafarge S.A.

23.1 -- Consent of Arthur Andersen LLP, independent public accountants

27   --             Supplemental Financial Data Schedule
                        (a) December 31, 1997
                        (b) March 31, 1998